SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BOCA RESORTS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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501 East Camino Real

Boca Raton, Florida 33432
November 15, 2004

Dear Stockholder:

      The board of directors of Boca Resorts, Inc. (“Boca Resorts” or the “Company”) has approved a merger agreement providing for the acquisition of the Company by Baton Holdings Inc., an affiliate of The Blackstone Group. If the merger is completed, you will receive $24.00 in cash, without interest, for each share of the Company’s common stock you own. This price represents a premium of approximately 25.3% over the closing price per share of the Company’s Class A common stock on October 20, 2004, the last trading day prior to the public announcement of the merger.

      You will be asked, at a special meeting of the Company’s stockholders, to adopt the merger agreement. The board of directors has approved and declared the merger and the merger agreement advisable, and has declared that it is fair to and in the best interests of Boca Resorts’ stockholders that the Company enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. The board of directors recommends that Boca Resorts’ stockholders vote “FOR” the adoption of the merger agreement.

      The time, date and place of the special meeting to consider and vote upon a proposal to adopt the merger agreement are as follows:

10:00 a.m. Eastern Standard Time, December 8, 2004

The Community Room located at 450 East Las Olas Blvd., Fort Lauderdale, Florida 33301

      The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of the Company’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

      YOU ARE REQUESTED TO VOTE YOUR SHARES BY PROMPTLY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. ALTERNATIVELY, YOU MAY GRANT A PROXY TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, AS INDICATED ON THE PROXY CARD.

      Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

      Thank you for your cooperation and continued support.

Sincerely,

H. WAYNE HUIZENGA
Chairman of the Board and Chief Executive Officer

THIS PROXY STATEMENT IS DATED NOVEMBER 15, 2004

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT NOVEMBER 16, 2004.

BOCA RESORTS, INC.

501 EAST CAMINO REAL
BOCA RATON, FLORIDA 33432

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held December 8, 2004

To the stockholders of Boca Resorts, Inc.:

      A special meeting of stockholders of Boca Resorts, Inc., a Delaware corporation (“Boca Resorts” or the “Company”), will be held on December 8, 2004, at 10:00 a.m. Eastern Standard Time, in the Community Room located at 450 East Las Olas Blvd., Fort Lauderdale, Florida 33301, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 20, 2004, among the Company, Baton Holdings Inc. (the “parent”), and Baton Acquisition Inc., a wholly owned subsidiary of the parent (the “merger sub”), pursuant to which, upon the merger becoming effective, each share of Class A common stock, par value $0.01 per share, and each share of Class B common stock, par value $0.01 per share, of Boca Resorts (other than shares held in the treasury of the Company or owned by the merger sub, the parent or any wholly owned subsidiary of the parent or the Company and other than shares held by a stockholder who properly demands statutory appraisal rights) will be converted into the right to receive $24.00 in cash, without interest; and

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

      Only stockholders of record on November 12, 2004 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

      The adoption of the merger agreement requires the approval of the holders of a majority of the combined voting power of the outstanding shares of the Company’s Class A common stock and Class B common stock entitled to vote thereon. Mr. H. Wayne Huizenga, the Company’s Chairman and Chief Executive Officer, has agreed to vote shares representing approximately 98% of the combined voting power of the Company in favor of the adoption of the merger agreement. Nevertheless, you are requested to vote your shares. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. Alternatively, you may grant a proxy to vote your shares over the Internet or by telephone, as indicated on the proxy card. If you are a stockholder of record and do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

RICHARD L. HANDLEY
Senior Vice President, Secretary and General Counsel

i

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

      The following discussion addresses briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Boca Resorts, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Boca Resorts,” “Company,” “we,” “our,” “ours,” and “us” refer to Boca Resorts, Inc. and its subsidiaries.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by an affiliate of The Blackstone Group (“Blackstone”) pursuant to an Agreement and Plan of Merger (the “merger agreement”), dated as of October 20, 2004, among the Company, Baton Holdings Inc. (the “parent”), and Baton Acquisition Inc., a wholly owned subsidiary of the parent (the “merger sub”). Once the merger agreement has been adopted by Boca Resorts’ stockholders and the other closing conditions under the merger agreement have been satisfied or waived, the merger sub will merge with and into Boca Resorts (the “merger”). Boca Resorts will be the surviving corporation in the merger (the “surviving corporation”) and will become a wholly owned subsidiary of the parent.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $24.00 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $2,400.00 in cash in exchange for your Boca Resorts shares.

Q:	Where and when is the special meeting?

A:	The special meeting will take place in the Community Room located at 450 East Las Olas Blvd., Fort Lauderdale, Florida 33301, on December 8, 2004 at 10:00 a.m. Eastern Standard Time.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	For us to complete the merger, stockholders holding at least a majority of the combined voting power of our Class A common stock and our Class B common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. Mr. H. Wayne Huizenga, our Chairman and Chief Executive Officer, has entered into a voting agreement with the parent pursuant to which Mr. Huizenga has agreed to vote shares of our common stock owned by him, which, as of the record date, represent approximately 98% of the combined voting power of the Company, in favor of the adoption of the merger agreement.

Q:	How does the Company’s board of directors recommend that I vote?

A:	Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement. You should read “The Merger — Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a stockholder of record, then you should mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders. Alternatively, you may grant a proxy to vote your shares over the Internet or by telephone, as indicated on the proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Secretary of Boca Resorts in writing or by submitting a new proxy card or granting another proxy over the Internet or by telephone, in each case dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:	Are appraisal rights available?

A:	Yes. Under the General Corporation Law of the State of Delaware (the “DGCL”), holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement.

Q:	Is the merger expected to be taxable to me?

A:	Yes. The receipt of $24.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $24.00 per share and your adjusted tax basis in that share. You should read “The Merger — Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should also consult your tax advisor on the tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in late 2004 or early 2005. In order to complete the merger, we must obtain stockholder approval, and the other closing conditions under the merger agreement must be satisfied, including the expiration or termination of the waiting period under federal antitrust laws. See “The Merger Agreement — Conditions to the Merger.”

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange Boca Resorts stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, you should contact MaryJo Finocchiaro, Vice President and Corporate Controller, at (561) 447-5302. If your broker holds your shares, you should also call your broker for additional information.

SUMMARY

      The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (Page 11)

Boca Resorts, Inc.

501 East Camino Real
Boca Raton, Florida 33432
(561) 447-5300

      We own and operate five distinctive destination resorts located in Florida with hotels, conference facilities, golf courses, spas, marinas and private clubs. Our resorts include the Boca Raton Resort & Club in Boca Raton, the Registry Resort at Pelican Bay in Naples, the Edgewater Beach Hotel in Naples, the Hyatt Regency Pier 66 Hotel and Marina in Fort Lauderdale and the Radisson Bahia Mar Resort and Yachting Center in Fort Lauderdale. We also own and operate two golf clubs located in Florida, Grande Oaks Golf Club in Fort Lauderdale and Naples Grande Golf Club in Naples, that serve as additional amenities to our resorts, as well as components of our exclusive social club, known as the Premier Club. In addition, we own and operate two golf courses in Boca Raton that are part of the Boca Raton Resort & Club.

Baton Holdings Inc.

c/o Blackstone Real Estate Partners IV L.P.
345 Park Avenue
New York, New York 10154
(212) 583-5000

      Baton Holdings Inc., which we refer to as the parent, is a Delaware corporation formed in connection with the merger by affiliates of Blackstone Real Estate Partners IV L.P., a Delaware limited partnership. The principal business of Blackstone Real Estate Partners IV L.P. consists of making various real estate related investments. Blackstone Real Estate Partners IV L.P. is an affiliate of Blackstone.

      Blackstone, a private investment firm with offices in New York, London and Hamburg, was founded in 1985. Blackstone’s Real Estate Group has raised five funds, representing over $6 billion in total equity, and has a long track record of investing in hotels and other commercial properties. In addition to real estate, Blackstone’s core businesses include private equity, corporate debt investing, marketable alternative asset management, mergers and acquisitions advisory and restructuring and reorganization advisory.

Baton Acquisition Inc.

c/o Blackstone Real Estate Partners IV L.P.
345 Park Avenue
New York, New York 10154
(212) 583-5000

      Baton Acquisition Inc., which we refer to as the merger sub, is a Delaware corporation and a wholly owned subsidiary of the parent. It was formed in connection with the merger by affiliates of Blackstone Real Estate Partners IV L.P.

The Special Meeting

      Time, Place and Date (Page 12)

      The special meeting will be held on December 8, 2004, starting at 10:00 a.m. Eastern Standard Time, in the Community Room located at 450 East Las Olas Blvd., Fort Lauderdale, Florida 33301.

      Purpose (Page 12)

      At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement. The merger agreement provides that the merger sub will be merged with and into the Company, and that each outstanding share of the Company’s common stock (other than shares held in the treasury of the Company or owned by the merger sub, the parent or any wholly owned subsidiary of the parent or the Company and other than shares held by a stockholder who properly demands statutory appraisal rights) will be converted into the right to receive $24.00 in cash, without interest.

      The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to adopt the merger agreement.

      Record Date and Voting (Page 12)

      You are entitled to vote at the special meeting if you owned shares of Boca Resorts common stock at the close of business on November 12, 2004, the record date for the special meeting. Each outstanding share of our Class A common stock on the record date entitles the holder to one vote, and each outstanding share of our Class B common stock on the record date entitles the holder to 10,000 votes, on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were 40,063,726 shares of Class A common stock and 255,000 shares of Class B common stock of Boca Resorts entitled to be voted.

      Vote Required (Page 12)

      For us to complete the merger, stockholders holding at least a majority of the combined voting power of the shares of our Class A common stock and Class B common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. Mr. H. Wayne Huizenga, our Chairman and Chief Executive Officer, currently owns all of the outstanding shares of our Class B common stock, which represent approximately 98% of the combined voting power of the Company as of the record date.

      Voting Agreement (Page 25 and Annex B)

      In connection with the merger agreement, Mr. Huizenga and Huizenga Investments Limited Partnership, an entity controlled by him, have entered into a voting agreement with the parent. Among other things, the voting agreement provides that Mr. Huizenga will vote all the shares of our Class B common stock that he owns, which represent approximately 98% of the combined voting power of the Company as of the record date, in favor of the adoption of the merger agreement and against any competing proposal or transaction or any proposal or transaction that could reasonably be expected to prevent or impede the completion of the merger.

      Share Ownership of Directors and Executive Officers (Page 13)

      As of the record date, the directors and executive officers of Boca Resorts beneficially owned in the aggregate (excluding options) approximately 99% of the combined voting power of the outstanding shares of Boca Resorts common stock entitled to vote at the special meeting. Each of them has either agreed to vote, or has advised us that he or she plans to vote, all of his or her shares in favor of the adoption of the merger agreement.

      Voting and Proxies (Page 13)

      Any Boca Resorts stockholder of record entitled to vote may vote by returning the enclosed proxy, by voting over the Internet or by telephone, as indicated on the proxy card, or by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker.

      Revocability of Proxy (Page 13)

      Any Boca Resorts stockholder of record who executes and returns a proxy may revoke the proxy at any time before it is voted in any one of the following four ways:

•	filing with the Secretary of Boca Resorts, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy relating to the same shares to the Secretary of Boca Resorts, at or before the special meeting;

•	submitting a later-dated vote over the Internet or by telephone, at or before the special meeting; or

•	attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

When the Merger Will be Completed (Page 37)

      We are working to complete the merger as soon as possible. We anticipate completing the merger in late 2004 or early 2005, subject to receipt of stockholder approval and satisfaction of the other closing conditions under the merger agreement, including the expiration or termination of the waiting period under federal antitrust laws.

Board Recommendation (Page 17)

      After careful consideration, our board of directors:

•	has determined that the merger and the merger agreement are advisable, fair to and in the best interests of the Company’s stockholders;

•	has approved the merger agreement; and

•	recommends that Boca Resorts’ stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Deutsche Bank (Page 17 and Annex C)

      Deutsche Bank Securities Inc. (“Deutsche Bank”) has delivered to the Company’s board of directors its opinion dated October 20, 2004 to the effect that, as of that date and based upon and subject to the matters and assumptions stated in that opinion, the merger consideration of $24.00 per share in cash to be received by the Company’s stockholders pursuant to the merger agreement was fair from a financial point of view to the Company’s stockholders. The opinion is not a recommendation as to how any of our stockholders should vote with respect to the merger agreement or the merger. The full text of the written opinion of Deutsche Bank, which sets forth the matters considered and assumptions made in connection with its opinion, is attached as Annex C to this proxy statement. We recommend that you read the entire opinion carefully.

Financing (Page 22)

      In connection with the merger, the parent will cause approximately $1 billion in cash to be paid to our stockholders and holders of stock options. In addition, the outstanding balance under our credit facility will be repaid. We currently have $200 million of outstanding borrowings under our credit agreement.

      These payments are expected to be funded by a combination of equity contributions in the parent and debt financing. The parent has received a commitment letter from Bank of America, N.A., Bear Stearns Commercial Mortgage, Inc. and Merrill Lynch Mortgage Lending, Inc. pursuant to which those entities have committed to provide the parent with debt financing in the aggregate amount of $1 billion, subject to the satisfaction of the conditions contained in the commitment letter. The parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the commitment letter.

      The merger agreement does not contain a financing condition, although it does contain a condition, which we refer to as the “market MAC” condition, which will be satisfied unless certain specified market disruptions occur.

Treatment of the Company’s Stock Options (Page 29)

      The merger agreement provides that all outstanding Boca Resorts stock options issued pursuant to Boca Resorts’ stock option plan, whether vested or unvested, will be canceled as of the effective time of the merger, and the holder of each stock option that has an exercise price of less than $24.00 will receive from the surviving corporation as promptly as practicable thereafter an amount in cash, less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess of $24.00 over the exercise price per share of common stock subject to such option.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 23)

      Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors and executive officers will have their vested and unvested stock options canceled as of the effective time of the merger, and they will receive cash payments for each share underlying their options equal to the excess, if any, of $24.00 per share over the exercise price per share of their options, less applicable withholding taxes;

•	certain of our executive officers will be entitled to benefits under certain change of control agreements, which provide for a lump sum payment and a continuation of health, life insurance and dental benefits if, during the two-year period following the completion of the merger, the executive officer is terminated without cause or resigns for good reason;

•	Mr. Huizenga will be entitled to a lump sum payment under a tax gross-up agreement, which covers the costs of any excise taxes to which he may be subject by reason of his receipt of any payment that constitutes an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	the merger agreement provides for indemnification and insurance arrangements for our current and former directors and officers that will continue for six years following the effective time of the merger.

Material U.S. Federal Income Tax Consequences (Page 27)

      The merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Boca Resorts common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Boca Resorts common stock. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes.

Regulatory Approvals (Page 28)

      The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On November 1,

2004, the Company and Baton Holdco I L.L.C. (an affiliate of Blackstone) each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on December 1, 2004.

      Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Procedure for Receiving Merger Consideration (Page 30)

      As soon as practicable after the effective time of the merger, a paying agent appointed by the parent will mail a letter of transmittal and instructions to Boca Resorts stockholders. The letter of transmittal and instructions will tell you how to surrender your Boca Resorts common stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions (Page 34)

      The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.

Conditions to Closing (Page 37)

      Before we can complete the merger, a number of conditions must be satisfied. These include:

•	the receipt of Company stockholder approval;

•	the absence of any governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act;

•	the truth and correctness of our representations and warranties (without regard to materiality or material adverse effect qualifications), except where the failure of our representations and warranties to be true and correct (without regard to materiality or material adverse effect qualifications) would not reasonably be expected to have a material adverse effect on us and our subsidiaries, taken as a whole, and the truth and correctness in all material respects of our representation and warranty regarding capitalization;

•	the performance, in all material respects, by us of our covenants and agreements in the merger agreement;

•	the absence of specified market disruptions; and

•	the receipt of a letter from our lender under our credit agreement acknowledging the termination of our credit agreement and the release of our liabilities thereunder upon repayment of the aggregate principal amount outstanding under the credit agreement, together with any other amounts payable.

Termination of the Merger Agreement (Page 38)

      Boca Resorts and the parent may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Boca Resorts have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•	by either the parent or the Company if:

•	the closing has not occurred on or before April 20, 2005, so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	the Company stockholders do not vote to adopt the merger agreement at the special meeting of the stockholders;

•	there is a breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied, which breach has not been cured within 30 days; or

•	any governmental authority has enacted or entered any injunction or other ruling or takes any other action which has the effect of making the consummation of the merger illegal or otherwise preventing or prohibiting completion of the merger;

•	by the parent, if our board of directors withdraws or modifies its recommendation that the Company’s stockholders vote to adopt the merger agreement or recommends or approves another acquisition proposal;

•	by the Company, prior to the stockholders meeting, if we receive a superior proposal in accordance with the terms of the merger agreement, but only after we have provided the parent a three business day period to make an offer that is at least as favorable as the superior proposal;

•	by the Company, if certain conditions to closing have been satisfied or waived and the closing has not occurred within five business days; or

•	by the Company, if a specified market disruption event has occurred and the parent has not waived its closing condition relating to such event within a certain period of time following a written request for a waiver from the Company.

Termination Fees and Expenses (Page 39)

      Under certain circumstances, in connection with the termination of the merger agreement, the Company will be required to pay the parent up to $38 million in termination fees and expenses. The parent will be required to pay us a termination fee of $38 million if we have terminated the merger agreement under certain circumstances.

Market Price of Boca Resorts Stock (Page 41)

      Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “RST.” On October 20, 2004, which was the last trading day before we announced the merger, the Company’s Class A common stock closed at $19.15 per share. On November 12, 2004, which was the last trading day before the date of this proxy statement, the Company’s Class A common stock closed at $23.95 per share.

      There is no public trading market for the shares of our Class B common stock. All such shares are owned by Mr. Huizenga.

Dissenters’ Rights of Appraisal (Page 44 and Annex D)

      Delaware law provides you with appraisal rights in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.

      To exercise your appraisal rights, you must deliver a written objection to the merger to the Company at or before the vote on the adoption of the merger agreement at the special meeting and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

      A copy of Section 262 of the DGCL is attached to this proxy statement as Annex D.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

      This proxy statement and the documents to which we refer you in this proxy statement contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger” and “The Merger — Opinion of Deutsche Bank Securities Inc.,” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized or, even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	risks relating to travel, including a change in travel patterns resulting from slowing economic conditions and geopolitical conditions, as well as changes in corporate policies relating to group meetings and air or other travel disruption;

•	risks relating to the concentration of our resorts in South Florida;

•	risks associated with construction and development at our properties, including our ability to meet construction and development schedules and budgets;

•	the possibility of unexpected costs related to expansion, needed renovation or capital improvements;

•	the seasonality of our resort operations;

•	competition in our principal business;

•	our ability to operate within the limitations imposed by financing arrangements;

•	our dependence on key personnel;

•	uncertainty as to our future profitability; and

•	the availability of financing on terms suitable to us.

THE PARTIES TO THE MERGER

Boca Resorts, Inc.

      We are a Delaware corporation with our principal executive offices at 501 E. Camino Real, Boca Raton, Florida 33432. Our telephone number is (561) 447-5300. We own and operate five distinctive destination resorts located in Florida with hotels, conference facilities, golf courses, spas, marinas and private clubs. Our resorts include the Boca Raton Resort & Club in Boca Raton, the Registry Resort at Pelican Bay in Naples, the Edgewater Beach Hotel in Naples, the Hyatt Regency Pier 66 Hotel and Marina in Fort Lauderdale and the Radisson Bahia Mar Resort and Yachting Center in Fort Lauderdale. We also own and operate two golf clubs located in Florida, Grande Oaks Golf Club in Fort Lauderdale and Naples Grande Golf Club in Naples, that serve as additional amenities to our resorts, as well as components of our exclusive social club, known as the Premier Club. In addition, we own and operate two golf courses in Boca Raton that are part of the Boca Raton Resort & Club.

Baton Holdings Inc.

      Baton Holdings Inc., which we refer to as the parent, is a Delaware corporation formed in connection with the merger by affiliates of Blackstone Real Estate Partners IV L.P., a Delaware limited partnership. The principal business of Blackstone Real Estate Partners IV L.P. consists of making various real estate related investments. Blackstone Real Estate Partners IV L.P. is an affiliate of Blackstone. The mailing address of the parent’s principal executive offices is c/o Blackstone Real Estate Partners IV L.P., 345 Park Avenue, New York, New York 10154. The parent’s telephone number is (212) 583-5000.

      Blackstone, a private investment firm with offices in New York, London and Hamburg, was founded in 1985. Blackstone’s Real Estate Group has raised five funds, representing over $6 billion in total equity, and has a long track record of investing in hotels and other commercial properties. In addition to real estate, Blackstone’s core businesses include private equity, corporate debt investing, marketable alternative asset management, mergers and acquisitions advisory and restructuring and reorganization advisory.

Baton Acquisition Inc.

      Baton Acquisition Inc., which we refer to as the merger sub, is a Delaware corporation and a wholly owned subsidiary of the parent. It was formed in connection with the merger by affiliates of Blackstone Real Estate Partners IV L.P. The mailing address of the merger sub’s principal executive offices is c/o Blackstone Real Estate Partners IV L.P., 345 Park Avenue, New York, New York 10154. The merger sub’s telephone number is (212) 583-5000.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

      This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on December 8, 2004, starting at 10:00 a.m. Eastern Standard Time, in the Community Room located at 450 East Las Olas Blvd., Fort Lauderdale, Florida 33301. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on November 16, 2004.

Record Date, Quorum and Voting Power

      The holders of record of Boca Resorts common stock at the close of business on November 12, 2004, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were 40,063,726 shares of our Class A common stock and 255,000 shares of our Class B common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

      Each outstanding share of our Class A common stock on the record date entitles the holder to one vote, and each outstanding share of our Class B common stock on the record date entitles the holder to 10,000 votes, on each matter submitted to stockholders for approval at the special meeting.

      The holders of a majority of the combined voting power of our outstanding common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

      Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the combined voting power of our Class A common stock and Class B common stock outstanding on the record date. Mr. Huizenga currently owns all of the outstanding shares of our Class B common stock, which represent approximately 98% of the combined voting power of the Company as of the record date, and has agreed to vote these shares in favor of the adoption of the merger agreement.

      In order for your shares of our common stock to be included in the vote, if you are a stockholder of record, you must vote your shares by completing, signing, dating and returning the enclosed proxy, by granting a proxy over the Internet or by telephone, as indicated on the proxy card, or by voting in person at the special meeting.

      If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the NYSE, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, therefore, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of such proposals (i.e., “broker non-votes”). Shares of Company common stock held by persons attending the special meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as votes “AGAINST” the adoption of the merger agreement.

      As of November 12, 2004, the record date, the directors and executive officers of Boca Resorts beneficially owned (excluding options), in the aggregate, 9,543,844 shares of our Class A common stock and 255,000 shares of our Class B common stock, representing approximately 99% of the combined voting power of the outstanding shares of our common stock. The directors and executive officers have informed Boca Resorts that they have agreed to or intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement. At the parent’s request, Mr. Huizenga and Huizenga Investments Limited Partnership, a Nevada limited partnership controlled by Mr. Huizenga, entered into a voting agreement with the parent that provides that Mr. Huizenga will vote his shares of our Class B common stock, which represent approximately 98% of our combined voting power, “FOR” the adoption of the merger agreement. See “The Merger — Voting Agreement.”

Proxies; Revocation

      If you vote your shares of our common stock by signing a proxy, or by granting a proxy over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted “FOR” the adoption of the merger agreement.

      You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise our Secretary in writing, deliver a new proxy, or submit another proxy over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

      If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply, and instead you must follow the directions provided by your broker to change these instructions.

      Boca Resorts does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

      Boca Resorts will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Boca Resorts may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Boca Resorts will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Adjournments and Postponements

      Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice by an announcement made at the special meeting. Any signed proxies, or proxies submitted over the Internet or by telephone, received by Boca Resorts will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Boca Resorts stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGER

Background of the Merger

      From time to time, the Company has received inquiries regarding a possible sale of assets or other business combination involving the Company. Between the fall of 2003 and October 2004, the Company received inquiries from several third parties, each expressing an interest in acquiring the Company or some or all of the assets of the Company. In each case, the Company advised the third party that any interest in acquiring the Company should be submitted in a formal proposal, which should include a description of committed financing necessary to complete any proposed transaction. The Company has not received anything further from any of these third parties.

      In September 2003, the Company received a letter from a third party and its investment partner expressing an interest in acquiring the Company in a cash transaction at a price per share that was substantially below the $24.00 contemplated by the merger agreement with Blackstone. The proposal was subject to due diligence, as well as other conditions. After considering the expression of interest, the Company’s board of directors determined that it was not interested in pursuing the transaction outlined in the letter.

      In the spring of 2004, representatives of a private real estate investment trust contacted Mr. Huizenga, the Company’s Chairman, regarding a possible all-cash acquisition of the Company. In April 2004, the Company entered into a confidentiality agreement with this party and, during the spring and summer of 2004, allowed its representatives to conduct due diligence regarding the Company’s business and operations. In late August 2004, this party withdrew its all-cash proposal and indicated that it was instead interested in pursuing a transaction with the Company that would result in the Company’s stockholders receiving cash and equity in a real estate investment trust to be formed and that would be publicly traded. In light of the change from an all-cash proposal to one in which a substantial portion of the consideration would consist of equity in a newly formed, newly listed real estate investment trust and the corresponding shift to the Company’s stockholders of valuation risk with respect to that non-cash consideration, the Company declined to pursue the revised proposal.

      In late August 2004, a director of the Company spoke with Mr. Jonathan D. Gray, Senior Managing Director of Blackstone, regarding Blackstone’s possible interest in an acquisition of the Company. Shortly after this conversation, Mr. Gray spoke with Mr. Huizenga and indicated that Blackstone was interested in exploring an all-cash acquisition of the Company.

      In order to further explore a possible transaction and in contemplation of the potential exchange of material non-public information between the parties, on August 30, 2004, the Company entered into a confidentiality agreement with Blackstone and thereafter Blackstone commenced its financial and legal due diligence review of the Company’s business and operations.

      On Tuesday, September 28, 2004, Mr. Huizenga and Mr. Gray discussed a variety of matters related to Blackstone’s due diligence review of the Company. Mr. Gray indicated that, based on its due diligence review to date, Blackstone might be willing to acquire the Company at a price of $23.00 per share. Mr. Huizenga advised Mr. Gray that the Company’s board of directors would not likely recommend a transaction to the Company’s stockholders at less than $24.00 per share. Mr. Gray then indicated that Blackstone might be willing to pay $24.00 per share, subject to receiving Mr. Huizenga’s firm commitment to support such a transaction, either in the form of an option on shares beneficially owned by him or an irrevocable voting agreement with respect to such shares. Mr. Huizenga advised Mr. Gray that the terms of the transaction would have to be negotiated with the Company’s board of directors.

      Also on September 28, 2004, a special meeting of the Company’s board of directors was held. Mr. Huizenga summarized for the board the conversations that he and other members of senior management had with representatives of Blackstone concerning Blackstone’s interest in acquiring the Company for $24.00 per share in cash. After discussion, the board of directors authorized management to engage financial and legal advisors, and to continue discussions and negotiations with Blackstone in order to develop more detailed terms of the proposal and to ascertain whether the proposal might form the basis for a transaction to be considered further by the board. The Company retained Shearman & Sterling LLP as its legal advisors and Deutsche Bank as its financial advisor in connection with the possible transaction. The Company’s regular counsel, Akerman Senterfitt, and its Delaware counsel, Richards, Layton & Finger, P.A., were also engaged in connection with the possible transaction.

      Beginning in late September 2004 and continuing until the execution of the merger agreement on October 20, 2004, there were numerous discussions among the Company and its legal advisors, on the one hand, and Blackstone and its legal advisors, Simpson Thacher & Bartlett LLP and Morris, Nichols, Arsht & Tunnell, on the other hand, regarding the terms of the proposed transaction. Throughout these discussions, the Company advised Blackstone that the Company’s board would require the right to terminate the merger agreement if it received a “superior proposal” as defined in the merger agreement, and that if Mr. Huizenga were to enter into a voting agreement in support of the proposed transaction (as previously requested by Blackstone), the voting agreement would have to terminate concurrently with the termination of the merger agreement.

      On October 6, 2004, Shearman & Sterling delivered to Blackstone and Simpson Thacher & Bartlett an initial draft of the merger agreement. On October 11, 2004, Blackstone delivered to the Company comments on the draft merger agreement. During that week, discussions and negotiations took place between the parties and their respective legal advisors. The Company delivered a revised draft of the merger agreement to Blackstone on October 13, 2004. Also on October 13, a draft of a voting agreement pursuant to which Mr. Huizenga would agree to vote Company shares beneficially owned by him in favor of the adoption of the merger agreement and against other proposals was delivered to Blackstone.

      At a special meeting of the Company’s board held on October 15, 2004, the board reviewed the discussions and contacts with Blackstone to date, including the financial and other terms of the proposed merger. Representatives of Deutsche Bank, Shearman & Sterling and Richards Layton & Finger participated in the meeting.

      Discussions and negotiations between the parties and their respective advisors continued from October 15 to October 19, 2004.

      At a special meeting of the Company’s board held on October 19, 2004, the board reviewed the discussions and contacts with Blackstone occurring after the board’s meeting held on October 15, 2004. Representatives of Shearman & Sterling, Richards Layton & Finger, Akerman Senterfitt and Deutsche Bank participated in the meeting. The board of directors reviewed in detail the proposed terms of the merger agreement and discussed various factors to be considered in connection with its deliberations with respect to the merger and the merger agreement. Deutsche Bank then delivered its detailed financial analysis in connection with the proposed transaction. The board of directors also discussed those issues that would need to be resolved before the terms of the merger agreement could be finalized. Deutsche Bank indicated to the board that it was prepared to deliver an opinion to the effect that, based upon and subject to the matters and assumptions to be stated in that opinion, the merger consideration of $24.00 per share in cash to be received by the Company’s stockholders pursuant to the merger agreement was fair, from a financial point of view, to the Company’s stockholders.

      During the period from October 19 through October 20, 2004, the parties and their respective advisors finalized the terms of the merger agreement

      The Company’s board held another special meeting on October 20, 2004, in which representatives of Shearman & Sterling, Richards Layton & Finger, Akerman Senterfitt and Deutsche Bank participated. The board of directors reviewed the final terms of the merger agreement. Deutsche Bank then delivered its oral opinion, later confirmed in writing, to the effect that, as of that date and based upon and subject to the matters and assumptions stated in that opinion, the merger consideration of $24.00 per share in cash to be received by the Company’s stockholders pursuant to the merger agreement was fair, from a financial point of view, to the Company’s stockholders. Following these discussions and questions by the board members to the Company’s senior management and financial and legal advisors, and based upon its investigations and the totality of information provided to it, the Company’s board, by unanimous action of the directors present at the special meeting, approved and declared advisable the merger agreement and the merger and resolved to recommend that the Company’s stockholders adopt the merger agreement.

      Promptly after the October 20 meeting of the Company’s board, the Company and Blackstone executed the merger agreement, Mr. Huizenga, Huizenga Investments Limited Partnership, an entity controlled by Mr. Huizenga, and Blackstone executed the voting agreement and the Company and Blackstone issued a joint press release announcing the merger.

Reasons for the Merger

      After careful consideration, the Company’s board of directors has approved and determined the merger agreement advisable and has declared that the merger and the merger agreement are fair to and in the best interests of the Company’s stockholders. In the course of reaching its decision to approve the merger agreement, the Company’s board of directors consulted with senior management and the Company’s financial and legal advisors and considered a number of factors, including the following:

•	the Company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, the nature of the resort lodging industry, and general industry, economic and market conditions, both on an historical and on a prospective basis;

•	the potential value that might result from other alternatives available to the Company, including the alternative of remaining a stand-alone, independent company, as well as the risks and uncertainties associated with those alternatives;

•	the efforts made by the Company and its advisors to negotiate and execute a merger agreement favorable to the Company;

•	the financial and other terms and conditions of the merger agreement as reviewed by our board of directors with our financial and legal advisors (see “The Merger Agreement”) and the fact that they were the product of arm’s-length negotiations between the parties;

•	the current and historical market prices of the Company’s Class A common stock, including the market price of the Company’s Class A common stock relative to those of other industry participants and general market indices, and the fact that the cash merger price of $24.00 per share represents a premium of approximately 25.3% to the closing price on October 20, 2004, the last trading day before the merger was announced;

•	the financial presentation of Deutsche Bank, including its opinion to the effect that, as of that date and based upon and subject to the matters and assumptions stated in that opinion, the merger consideration of $24.00 per share in cash to be received by the Company’s stockholders pursuant to the merger agreement was fair, from a financial point of view, to the Company’s stockholders (see “the Merger — Opinion of Deutsche Bank Securities Inc.”);

•	the fact that the merger consideration is all cash, so that the transaction allows the Company’s stockholders to immediately realize a fair value, in cash, for their investment;

•	the fact that an all-cash transaction would be taxable to the Company’s stockholders for U.S. federal income tax purposes;

•	the fact that the Company could terminate the merger agreement, prior to the stockholder vote, in order to approve a transaction proposal by a third party on terms more favorable to the Company’s stockholders than the merger with the merger sub, after having given the parent an opportunity to match the third-party proposal and upon the payment to the parent of a $38 million termination fee

(see “The Merger Agreement — Termination” and “The Merger Agreement — Fees and Expenses”);

•	the commitment made by the parent to treat the Company’s employees in a fair and equitable manner, including to provide (for a two-year period following the closing) each employee of the Company with at least the same level of base salary, cash incentive compensation and other variable cash compensation that was provided to such employee immediately prior to the merger and employee benefits (other than equity-based compensation) that are no less favorable in the aggregate than those provided to such employee immediately prior to the merger;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the interests of the Company’s officers and directors in the merger; and

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger.

      The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the wide variety of factors considered by our board of directors, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. Our board of directors approved and recommends the merger based upon the totality of the information presented to and considered by it.

Recommendation of the Company’s Board of Directors

      After careful consideration, the Company’s board of directors:

•	has determined that the merger and the merger agreement are advisable, fair to and in the best interests of the Company’s stockholders;

•	has approved the merger agreement; and

•	recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Deutsche Bank Securities Inc.

      Deutsche Bank has acted as financial advisor to the Company in connection with the merger. On October 20, 2004, Deutsche Bank delivered its oral opinion to the Company’s board of directors, subsequently confirmed in its written opinion dated October 20, 2004, to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration was fair, from a financial point of view, to the holders of the Company’s common stock.

      The full text of Deutsche Bank’s written opinion, dated October 20, 2004, which discusses, among other things, the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Boca Resorts stockholders are urged to read this opinion in its entirety. The following summary of the Deutsche Bank opinion is qualified in its entirety by reference to the full text of the opinion.

      In connection with Deutsche Bank’s role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. Deutsche Bank also held discussions with members of the senior management of the Company regarding the businesses and prospects of the Company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Company’s Class A common stock;

•	compared certain financial and stock market information for the Company with similar information for certain companies whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations, which it deemed comparable in whole or in part;

•	reviewed the terms of the merger agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

      In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analysis, Deutsche Bank assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of those forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion. In rendering its opinion, Deutsche Bank was not asked or authorized by the Company or its board of directors to solicit, and Deutsche Bank did not solicit, interests from any party with respect to the acquisition of all or any portion of the Company.

      For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis:

•	the representations and warranties of the parent, the merger sub and the Company contained in the merger agreement are true and correct;

•	the parent, the merger sub and the Company will each perform all of the covenants and agreements to be performed by it under the merger agreement;

•	all conditions to the obligations of the parent, the merger sub and the Company to consummate the merger will be satisfied without any waiver or modification thereof; and

•	all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which the parent, the merger sub or the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on the parent, the merger sub or the Company.

Deutsche Bank’s Financial Analysis

      Set forth below is a summary of the material financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Company’s board of directors at its meeting on October 19, 2004.

      Discounted Cash Flow Analysis. Deutsche Bank performed a discounted cash flow analysis for the Company as a stand-alone entity. Deutsche Bank calculated the discounted cash flow values for the Company as the sum of the net present values of:

•	the estimated future free cash flows that the Company would generate for the second half of 2005 through 2009; and

•	the terminal value of the Company at the end of such period.

      The estimated future free cash flows were based on the financial projections for the Company for the second half of 2005 through 2009 as provided by the Company’s management. The terminal value for the Company was calculated based on projected earnings before interest, taxes, depreciation and amortization, or EBITDA, for the Company for 2009 (based on projections provided by the Company’s management) and a range of multiples of EBITDA ranging from 10.5x to 11.5x. Deutsche Bank used discount rates ranging from 8.0% to 10.0%. The discount rates were based on Deutsche Bank’s judgment of the estimated weighted average cost of the Company’s capital, and the terminal EBITDA multiples were based on its analysis of the selected precedent transaction described below.

      Deutsche Bank observed that the implied value of the Company’s common stock based on the discounted cash flow analysis ranged from $20.50 to $23.00 per share. Deutsche Bank compared this range of values to the merger consideration of $24.00 per share.

      Analysis of Selected Precedent Transactions. Deutsche Bank reviewed six mergers and acquisitions transactions announced since February 20, 1998 in the lodging industry. The transactions reviewed, which are referred to as the selected transactions, are:

Date announced	Target	Acquirer

04/02/04	KSL Recreation Corp.	CNL Hospitality
05/08/03	RFS Hotel Investors	CNL Hospitality
06/11/98	Princess Hotels	Canadian Pacific
04/17/98	Blackstone Portfolio	Host Marriott Corporation
03/24/98	Bristol Hotel Company	FelCor Suite Hotels Inc.
02/20/98	Inter-Continental	Bass PLC

      Deutsche Bank observed that the relevant multiples of the total enterprise value in such transactions to estimated EBITDA for the year following each of the selected transactions ranged from 10.5x to 11.5x, which, when applied to the estimated 2005 calendar year EBITDA for the Company, implied a range of values of $21.28 to $23.49 per share. Deutsche Bank compared that range of values to the merger consideration of $24.00 per share.

      The analysis for the selected transactions was based on public information available at the time of announcement of such transactions, without taking into account differing market and other conditions during the period between February 20, 1998 and April 2, 2004, during which the selected transactions were announced. Because the reasons for, and circumstances surrounding, each of the selected transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of the Company and the companies involved in the selected transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of the selected transactions and the merger that could affect the value of the subject companies and businesses and the Company.

      Net Asset Value Analysis. Deutsche Bank performed a net asset value analysis for the Company. Deutsche Bank calculated the per share net asset value of the Company by determining the sum of the per share net values of:

•	the Boca Raton Resort & Club, based on a range of assumed per room values; plus

•	the Company’s other hotel properties, based on a range of assumed per room values; plus

•	the Company’s golf course properties, based on a fixed 10% capitalization rate; plus

•	the proceeds of in-the-money options, assuming exercise;

and subtracting out the Company’s net debt, as estimated by the Company’s management.

      The estimated equity value per share of the Company’s assets were based on a range of assumed per room values ranging from $700,000 to $800,000 for the Boca Raton Resort & Club and ranging from $250,000 to $350,000 for the Company’s other hotels. The ranges of assumed per room values were based on the acquisition prices per room implied by certain comparable transactions.

      Deutsche Bank observed that the implied value of the Company’s common stock based on the net asset value analysis ranged from $22.50 to $25.50 per share. Deutsche Bank compared this range of values to the merger consideration of $24.00 per share.

      Premiums Paid Analysis. Deutsche Bank reviewed premiums to stock price paid in 102 public company cash mergers and acquisitions transactions since January 1, 1998 with total enterprise values of $500 million to $2 billion. Deutsche Bank reviewed the premiums paid in these transactions over the prices of the target stock one day, one week and four weeks prior to the announcement of such transactions. Based on this analysis, Deutsche Bank observed a range of premiums of 20% to 30% over the market price of the target stock price one day, one week and four weeks prior to the announcement of such transactions. Deutsche Bank applied these ranges of premiums to the share price of the Company one day, one week and four weeks before the announcement of the merger, assuming the merger was announced on October 18, 2004. Deutsche Bank then calculated implied equity values of $22.31 to $24.17 per share based on the one-day premium range, $22.15 to $24.00 per share based on the one-week premium range, and $22.56 to $24.44 based on the four-weeks premium range. Deutsche Bank compared this range of values to the merger consideration of $24.00 per share.

      Analysis of Selected Publicly Traded Companies. Deutsche Bank reviewed certain financial information and calculated commonly used valuation measurements for the Company and compared them to corresponding information and measurements for a group of publicly traded corporations in the lodging industry and a group of publicly traded real estate investment trusts, or REITs, in the lodging industry.

      The publicly traded corporations selected in the lodging industry to which the Company was compared consisted of:

•	Fairmont Hotels & Resorts Inc.

•	Hilton Hotels Corporation

•	Marriott International, Inc.

•	Starwood Hotels & Resorts Worldwide, Inc.

•	Gaylord Entertainment Company

      The publicly traded REITs selected in the lodging industry to which the Company was compared consisted of:

•	Host Marriott Corporation

•	LaSalle Hotel Properties

•	Strategic Hotel Capital, Inc.

      The financial information and valuation measurements reviewed by Deutsche Bank included, among other things, ratios of total enterprise value to estimated EBITDA for calendar year 2005. To calculate the trading multiples with respect to the comparable companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including public company filings and financial estimates reported by FirstCall.

      Deutsche Bank observed that the implied value of the Company’s common stock based on the selected publicly traded companies analysis ranged from $20.17 to $23.49 per share using the multiple of total enterprise value to estimated 2005 calendar year EBITDA. Deutsche Bank compared this range of values to the merger consideration of $24.00 per share.

      None of the companies utilized in the selected publicly traded companies analysis is identical to the Company. Accordingly, Deutsche Bank believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

      General. The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Company’s board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

      In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Company’s board of directors as to the fairness to the Company’s stockholders of the merger consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by the Company’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank or the Company. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company, the parent or their respective advisors, neither the Company nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

      The terms of the merger were determined through negotiations between Blackstone and the Company and were approved by the Company’s board of directors. The decision to enter into the merger agreement was solely that of the Company’s board of directors. As described above, the opinion and presentation of Deutsche Bank to the Company’s board of directors were only one of a number of factors taken into consideration by the Company’s board of directors in making its determination to approve the merger. Deutsche Bank’s opinion was provided to the Company’s board of directors to assist it in connection with it consideration of the merger and does not constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Deutsche Bank’s opinion does not in any manner address the prices at which the Company’s Class A common stock will trade after the announcement of the merger.

      The Company selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. The Company retained Deutsche Bank pursuant to a letter agreement dated October 15, 2004, which is referred to as the “engagement letter.” Deutsche Bank was paid a fee of $250,000 upon delivery of its opinion and will be paid a transaction fee of $2.75 million for its services as financial advisor to the Company in connection with the merger, the payment of which is contingent upon the completion of the merger. In addition, other opinion and transaction fees may be payable under the engagement letter in certain circumstances. Regardless of whether the merger is completed, the Company has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the engagement letter. The Company has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the U.S. federal securities laws arising out of its engagement or the merger.

      Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, is referred to as the “DB Group.” One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to the Company and Blackstone or their respective affiliates for which it has received compensation, including:

•	the Company’s July 2004 $325 million senior secured credit facility, for which a member of the DB Group acted as sole arranger;

•	the Company’s November 2001 $146 million senior secured credit facility, for which a member of the DB Group acted as administrative agent; and

•	various financings and advisory assignments for Blackstone and its affiliates.

      In addition, in November 2003, Deutsche Bank AG sold a real estate portfolio comprised of 51 branch offices located in Europe to Blackstone and its affiliates. In connection with the merger, the Company is expected to pay off existing loans made by members of the DB Group to the Company. In connection with services provided to the Company in the foregoing capacities, Deutsche Bank has received an aggregate of approximately $3.9 million in compensation from the Company.

      In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and affiliates of the parent and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Financing

      In connection with the merger, the parent will cause approximately $1 billion in cash to be paid to our stockholders and holders of stock options. In addition, our credit agreement will be repaid. We currently have $200 million of outstanding borrowings under our credit agreement. See “The Merger Agreement — Conditions to the Merger.”

      These payments are expected to be funded by a combination of equity contributions to the parent by affiliates of Blackstone and debt financing. It is expected that affiliates of Blackstone will contribute approximately $265 million of equity to the parent and that the remaining funds necessary to finance the acquisition and related debt refinancings will be obtained through the parent’s debt financing.

      In connection with the execution and delivery of the merger agreement, the parent obtained a commitment letter from Bank of America, N.A., Bear Stearns Commercial Mortgage, Inc. and Merrill Lynch Mortgage Lending, Inc. providing for $1 billion in debt financing. The funds to be borrowed pursuant to the commitment letter are to be secured by, among other things, first priority mortgage liens on substantially all of the properties of the Company and its subsidiaries, a first priority assignment of all leases and rents attributable to the properties, and a first priority assignment of all security accounts and other reserves and escrows for the properties. The financing will be non-recourse, subject to customary exceptions.

      The commitment is conditioned on the merger being consummated by April 20, 2005 and other customary conditions. The lenders have the right to terminate the commitment under certain circumstances, including:

•	the occurrence of events which are substantially similar to the events constituting a “market MAC” that are described in “The Merger Agreement — Conditions to the Merger,” and

•	if the parent is entitled to terminate the merger agreement as a result of a breach of certain representations and warranties made by the Company. See “The Merger Agreement — Termination.”

      The merger agreement does not contain a financing condition, although it does contain a condition, which we refer to as the “market MAC” condition, which will be satisfied unless certain specified market disruptions occur. See “The Merger Agreement — Conditions to the Merger.”

      Under the terms of the merger agreement, the parent has agreed to use its reasonable best efforts to arrange its debt financing on the terms and conditions described in the debt commitment letter. In the event any portion of the parent’s debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, the parent is obligated to use its reasonable best efforts to arrange to obtain that portion from alternative sources on comparable or more favorable terms. The parent is obligated to keep us informed of the status of its efforts to arrange its equity and debt financing and to give us prompt notice of any material breach by any party of the debt commitment letter or of any termination of the debt commitment letter. The parent must consult with us before it permits any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the debt commitment letter. With certain exceptions, we have agreed to provide, and to cause our subsidiaries and their representatives to provide, all reasonable cooperation in connection with the arrangement of the debt financing as may be reasonably requested by the parent.

Guarantee; Remedies

      In connection with the merger agreement, Blackstone Real Estate Partners IV L.P. has agreed to guarantee the due and punctual observance, performance and discharge of all of the payment obligations and liabilities of the parent and the merger sub under the merger agreement, up to a maximum amount of $38 million. The guarantee will remain in full force and effect until the effective time of the merger or, if the merger agreement is terminated, until the second anniversary of the termination date.

      We cannot seek specific performance to require the parent or the merger sub to complete the merger, and our exclusive remedy for the failure of the parent or the merger sub to complete the merger is a termination fee of $38 million payable to us in the circumstances described under “The Merger Agreement — Fees and Expenses.” In no event can we seek to recover in excess of $38 million for a breach of the merger agreement by the parent or the merger sub.

Interests of the Company’s Directors and Executive Officers in the Merger

      Company Stock Options

      As of the record date, there were approximately 4,000,000 shares of our common stock subject to stock options granted to our executive officers and directors under our stock option plan. Under the terms of our stock option plan, all such stock options shall become immediately vested and exercisable effective as of a change of control, which would include the completion of the merger. Under the terms of the merger agreement, any outstanding stock options that remain outstanding and unexercised as of the effective time of the merger will be canceled, and the holder of each stock option that has an exercise price of less than $24.00 will receive from the surviving corporation as promptly as practicable thereafter a cash payment, less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess of $24.00 over the exercise price per share of common stock subject to such option.

      The following table summarizes the vested and unvested options with exercise prices of less than $24.00 per share held by each of our executive officers and directors as of November 12, 2004 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

	No. of Shares	Weighted Average
	Underlying Vested	Exercise Price of
	and Unvested	Vested and Unvested	Resulting
	Options	Options	Consideration

H. Wayne Huizenga	1,800,000	$12.36	$20,960,000
David S. Feder	405,000	$11.14	$5,209,625
Wayne Moor	125,000	$11.75	$1,530,875
Richard L. Handley	312,500	$12.08	$3,723,875
MaryJo Finocchiaro	106,027	$12.46	$1,223,714
Steven R. Berrard	105,000	$11.63	$1,299,075
Dennis J. Callaghan	72,500	$15.07	$647,325
Michael S. Egan	80,000	$12.14	$949,075
Harris W. Hudson	105,000	$11.63	$1,299,075
George D. Johnson, Jr.	105,000	$11.63	$1,299,075
Henry Latimer	105,000	$13.83	$1,067,825
Peter H. Roberts	85,000	$13.26	$912,900
Richard C. Rochon	595,000	$13.81	$6,060,775

      Change of Control Agreements

      On October 20, 2004, we adopted a form of change of control agreement to be entered into prior to the completion of the merger with each of the following four officers: David S. Feder, MaryJo Finocchiaro, Wayne Moor and Robert J. Stirk. Each change of control agreement becomes effective if a change of control of the Company, which would include completion of the merger, occurs and remains effective until the last day of the month in which the second anniversary of the change of control occurs, or, if later, the date that all benefits due under the change of control agreement have been paid. Under each change of control agreement, if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” (which includes an officer’s resignation of employment for any reason during the 30-day period following a change of control of the Company), as those terms are defined in the change of control agreement, the officer will be entitled to receive a lump sum payment, no later than the later of 15 calendar days after termination and the effective date of a waiver and release to be executed by the officer, equal to the following: (1) all accrued but unpaid compensation; (2) the officer’s annual base salary, as in effect either immediately prior to the change of control of the Company or upon termination of employment, whichever is greater; (3) his or her annual target bonus for the year of the termination, based on the assumption that all targets have been achieved; (4) a pro rata portion of the officer’s annual target bonus for the year of termination; and (5) any other amounts or benefits required to be paid or provided to such officer under any plan or program with the Company. If an officer becomes entitled to receive these severance amounts, the officer will also be entitled to continued coverage under our health, life insurance and dental plans, at our cost, for a period of 12 months and will be entitled to reasonable outplacement assistance. Each change of control agreement also contains a tax gross-up provision whereby if the officer incurs any excise tax by reason of his or her receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Code, the officer will receive a gross-up payment in an amount that would place the officer in the same after-tax position that he or she would have been in if no excise tax had applied. As a condition to receiving any payments or benefits under the change of control agreements, the officers must execute a release of claims in respect of their employment with us. Each change of control agreement may be amended or terminated by the Company at any time prior to a change of control; however, while a potential change of control is pending or following a change of control, the change of control agreement may not be terminated or amended without the written consent of the parties.

      The aggregate amount of severance benefits that would be payable under the change of control agreements is approximately $1.4 million, assuming each officer is terminated within the two-year period commencing on the date that the change of control occurs. No tax gross-up payment is anticipated.

      Tax Gross-Up Letter

      On October 20, 2004, we adopted a form of excise tax gross-up agreement to be entered into prior to the completion of the merger with H. Wayne Huizenga. The gross-up agreement provides that if Mr. Huizenga incurs any excise tax by reason of his receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Code, then he will receive a gross-up payment in an amount that will place him in the same after-tax position that he would have been in if no excise tax had applied. As a condition to receiving any payments or benefits under the gross-up agreement, Mr. Huizenga must execute a release of claims in respect of his service with us. The excise tax gross-up agreement may be amended or terminated by the Company at any time prior to a change of control of the Company; however, while a potential change of control is pending or following a change of control, the excise tax gross-up agreement may not be terminated or amended without the written consent of the parties.

      The aggregate amount of the tax gross-up payable to Mr. Huizenga by reason of the imposition of the excise tax on excess parachute payments is approximately $376,000.

      Indemnification and Insurance

      The merger agreement provides that the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to exculpation and indemnification of our directors, officers, employees, fiduciaries or agents than those set forth in the Company’s certificate of incorporation and bylaws. The indemnification provisions in the surviving corporation’s certificate of incorporation and bylaws will not be amended or repealed in any manner adverse to persons entitled to rights under those provisions on or prior to the effective time for a period of six years following the effective time of the merger.

      The parent and the surviving corporation have agreed to indemnify, to the same extent as provided in our certificate of incorporation, bylaws or any other applicable contract in effect on October 20, 2004 each of our present and former directors and officers against all expenses, losses and liabilities incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the effective time of the merger.

      The merger agreement requires that the surviving corporation either:

•	obtain “tail” directors’ and officers’ insurance policies in an amount and scope at least as favorable as the Company’s existing policies and with a claims period of at least six years from the effective time of the merger for claims arising from facts or events that occurred on or prior to the effective time; or

•	maintain in effect, for a period of six years after the effective time of the merger, our current directors’ and officers’ liability insurance policies with respect to matters occurring prior to the effective time or obtain policies of at least the same coverage, subject to a maximum annual premium of 250% of our current premium. If the annual premiums of insurance coverage exceed 250% of our current annual premium, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding 250% of the current annual premium paid by us.

      The obligations described above regarding directors’ and officers’ indemnification and insurance must be assumed by any successor entity to the parent or the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all properties and assets.

Voting Agreement

      As a condition to its entering into the merger agreement, the parent required Mr. H. Wayne Huizenga, our Chairman and Chief Executive Officer, and Huizenga Investments Limited Partnership, an entity controlled by him, to enter into a voting agreement with respect to all 255,000 shares of Class B common stock owned by Mr. Huizenga as of the record date and any additional shares of Class B common stock acquired by Mr. Huizenga. As of the record date, the outstanding shares of Class B common stock owned by Mr. Huizenga represent approximately 98% of the votes eligible to be cast at the special meeting.

      Under the voting agreement, Mr. Huizenga has agreed to do the following:

•	when the special meeting is held, to appear at the meeting or otherwise cause all the shares of Class B common stock of the Company beneficially owned by him to be counted as present at the meeting for the purpose of establishing a quorum;

•	vote, or cause to be voted, in person or by proxy all the shares of Class B common stock of the Company beneficially owned by him in favor of the adoption of the merger agreement and any other matters necessary for consummation of the transactions contemplated by the merger agreement; and

•	vote, or cause to be voted, all the shares of Class B common stock of the Company beneficially owned by him against:

•	any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combination between the Company and any other person, other than the merger; and

•	any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the merger agreement or the voting agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company under the merger agreement.

      Mr. Huizenga and Huizenga Investments Limited Partnership have irrevocably granted, until the termination of the merger agreement, and appointed the parent, the President of the parent and the Secretary of the parent, in their respective capacities as officers of the parent, and any other designee of the parent, proxy to vote as described above all shares subject to the voting agreement.

      Mr. Huizenga has agreed not to sell, transfer or otherwise dispose of any shares of Class B common stock of the Company. Mr. Huizenga and Huizenga Investments Limited Partnership have agreed not to sell, transfer or otherwise dispose of any shares of Class A common stock of the Company other than to specified related persons who agree to be bound by the voting agreement or enter into any voting agreement with respect to those shares.

      Mr. Huizenga and Huizenga Investments Limited Partnership have agreed not to, and not to permit any representative to, directly or indirectly, solicit, including by way of furnishing information, any inquiry or the making of any proposal by any person or entity, other than the parent or any affiliate of the parent, which constitutes, or could reasonably be expected to lead to, another acquisition proposal, except that this obligation shall not restrict Mr. Huizenga acting in his capacity as a director of the Company and in compliance with the merger agreement. Furthermore, under the voting agreement, Mr. Huizenga may provide information and engage in discussions with a third party as and to the extent the Company is permitted to do so under the terms of the merger agreement.

      The voting agreement terminates upon the earliest of:

•	the effective time of the merger;

•	the termination of the merger agreement in accordance with its terms; and

•	written notice of termination of the voting agreement by the parent to Mr. Huizenga and Huizenga Investments Limited Partnership.

      The foregoing summary of the voting agreement is qualified in its entirety by reference to the voting agreement, a copy of which is attached to this proxy statement as Annex B and which we incorporate by reference into this document. This summary may not contain all of the information about the voting agreement that is important to you. We encourage you to read carefully the voting agreement in its entirety.

Material U.S. Federal Income Tax Consequences

      The following is a general discussion of certain material U.S. federal income tax consequences of the merger to U.S. holders of our common stock. We base this summary on the provisions of the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

      For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Boca Resorts common stock that is:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

      The U.S. federal income taxes of a partner in a partnership holding our common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our common stock should consult their own tax advisors.

      This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, non-U.S. persons, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

      The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock; and

•	the U.S. holder’s adjusted tax basis in such common stock.

      If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. If you acquired different blocks of our common stock at different times and different prices, you must determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

      Under the Code, you may be subject to information reporting on the cash received in the merger. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

      The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On November 1, 2004, the Company and Baton Holdco I L.L.C. (an affiliate of Blackstone) each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on December 1, 2004.

      Under the merger agreement, the Company, the parent and the merger sub have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger. In addition, the parent and the merger sub have agreed to take whatever action as may be necessary or required by any governmental authority or court to resolve any objections asserted on antitrust grounds with respect to the merger and to avoid the entry of an injunction or other final judgment preventing the merger, including agreeing to hold separate or to divest any of the businesses or assets of the parent, the merger sub or the Company.

      Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

THE MERGER AGREEMENT

      The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

Effective Time

      The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger. The closing date will occur on a date to be specified by the parties, which will be no earlier than November 19, 2004 and no later than the second business day after all of the conditions set forth in the merger agreement have been satisfied or waived, or such other date as the parties may agree.

Structure

      At the effective time of the merger, the merger sub will merge with and into us. We will survive the merger and continue to exist after the merger as a wholly owned subsidiary of the parent. All of the Company’s and the merger sub’s properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties, will become those of the surviving corporation. Following the completion of the merger, the Company’s Class A common stock will be delisted from the NYSE, deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and no longer publicly traded.

Treatment of Stock and Options

      Company Common Stock

      At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and converted into the right to receive $24.00 in cash, without interest, other than Company common stock:

•	held in the Company’s treasury immediately prior to the effective time of the merger;

•	held by the merger sub, the parent or any direct or indirect wholly owned subsidiary of the parent or the Company immediately prior to the effective time of the merger; and

•	as to which the Company’s stockholders demand appraisal in compliance with Delaware law.

      Company Stock Options

      As of the effective time of the merger, each outstanding option to acquire our common stock will be canceled, and the holder of each stock option that has an exercise price of less than $24.00 will receive from the surviving corporation as promptly as practicable thereafter a cash payment, less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each option, as of the effective time of the merger, multiplied by

•	the excess of $24.00 over the exercise price per share of common stock subject to such option.

      We have agreed to take all actions necessary prior to the effective time of the merger to terminate the Company’s stock option plan and to cancel each stock option granted thereunder that is outstanding and unexercised as of the effective time of the merger.

      No Further Ownership Rights

      After the effective time of the merger, each of our outstanding stock certificates will represent only the right to receive the merger consideration, except as to those stockholders asserting appraisal rights. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

Exchange and Payment Procedures

      At the effective time of the merger, the parent will deposit an amount of cash sufficient to pay the merger consideration to holders of shares of our common stock with a bank or trust company (the “paying agent”) reasonably acceptable to us. As soon as practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other Company stockholders. The letter of transmittal and instructions will tell you how to surrender your Company common stock certificates in exchange for the merger consideration.

      You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

      You will not be entitled to receive the merger consideration until you surrender your Company common stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the parent that such stock transfer taxes have been paid or are not applicable.

      No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, the surviving corporation and the parent will be entitled to deduct and withhold any applicable taxes from the merger consideration.

      At the effective time of the merger, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be canceled and exchanged for the merger consideration.

      None of the paying agent, the merger sub, the parent or the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for one year after the effective time of the merger will be delivered, upon demand, to the parent. Holders of certificates who have not surrendered their certificates within one year after the effective time of the merger may only look to the parent for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by law, become the property of the parent free and clear of any claims or interest of any person previously entitled to the merger consideration.

      If you have lost a certificate, or if it has been stolen or destroyed, then you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if you hold more than ten shares of the Company’s common stock and if required by the surviving corporation, you will have to post a bond in a reasonable amount determined by the surviving corporation indemnifying the surviving corporation against any claims made against it with respect to the lost, stolen or destroyed certificate. If you are a holder of ten or fewer shares of the Company’s common stock, the surviving corporation may require that you provide reasonable personal assurances, instead of a bond, indemnifying the surviving corporation against any claims made against it with respect to the lost, stolen or destroyed certificate.

Certificate of Incorporation and Bylaws

      The certificate of incorporation of the Company will be amended as of the effective time of the merger to read as set forth in the merger agreement and, as so amended, will be the certificate of incorporation of the surviving corporation. In addition, the bylaws of the Company will be amended and restated as of the effective time of the merger to read as set forth in the merger agreement and, as so amended and restated, will be the bylaws of the surviving corporation.

Directors and Officers

      The directors and officers of the merger sub immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation.

Representations and Warranties

      We make customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and corporate power to operate our businesses;

•	our certificate of incorporation and bylaws and the certificates of incorporation, bylaws or similar organizational documents of our subsidiaries;

•	our capitalization, including in particular the number of shares of our common stock and stock options outstanding and the amount of our debt outstanding;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	required consents and approvals of governmental entities as a result of the merger;

•	our possession of all licenses and permits necessary to operate our properties and carry on our business;

•	our SEC filings since July 1, 2001 and the financial statements contained therein;

•	the absence of liabilities, other than as set forth on our June 30, 2004 balance sheet, ordinary course liabilities and liabilities incurred in connection with the merger;

•	the accuracy and completeness of information supplied by us in this proxy statement;

•	the absence of certain changes and events since June 30, 2004;

•	the absence of litigation or outstanding court orders against us;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	real property owned and leased by us and title to assets;

•	our franchise and license agreements and our Premier Club membership plan;

•	our intellectual property;

•	taxes, environmental matters and material contracts;

•	our insurance policies;

•	the approval and recommendation by our board of directors of the merger agreement and the merger;

•	the required vote of our stockholders in connection with the adoption of the merger agreement;

•	the absence of interested party transactions between the date of our proxy statement for our 2004 annual meeting of stockholders and the date of the merger agreement;

•	receipt by us of a fairness opinion of Deutsche Bank;

•	the absence of undisclosed broker’s fees; and

•	the absence, since June 30, 2004, of any event, circumstance, change development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company.

      For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects:

•	is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and any of our subsidiaries taken as a whole; or

•	would reasonably be expected to prevent or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement or prevent or materially impair or delay our ability to perform our obligations under the merger agreement.

      A “material adverse effect” will not have occurred, however, as a result of any event, circumstance, change or effect resulting from or relating to:

•	a change in general economic or financial market conditions;

•	a change in industry conditions;

•	seasonal fluctuations in our business or the business of our subsidiaries;

•	any acts of terrorism or war, except to the extent such event, circumstance, change or effect has had a disproportionate effect on us as compared to other persons in the industry in which we conduct business;

•	the announcement of the execution of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement; or

•	compliance with the terms of, or the taking of any action required by, the merger agreement.

      The merger agreement also contains customary representations and warranties made by the parent and the merger sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their proper organization, good standing and corporate power to operate their businesses;

•	their certificate of incorporation and bylaws;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	required consents and approvals of governmental entities as a result of the merger;

•	the accuracy and completeness of information they have supplied for inclusion in this proxy statement;

•	the absence of litigation or outstanding court orders against them;

•	the operations of the merger sub;

•	the parent’s receipt at closing of the financing proceeds required to complete the merger and the other transactions contemplated by the merger agreement;

•	the delivery by the parent of the guarantee by an affiliate of the parent with respect to the obligations of the parent and the merger sub under the merger agreement; and

•	the absence of undisclosed broker’s fees.

      The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Our Business Pending the Merger

      Under the merger agreement, we have agreed that, subject to certain exceptions, between October 20, 2004 and the completion of the merger we and our subsidiaries will:

•	conduct our business only in the ordinary course of business, in a manner consistent with past practice and in compliance with applicable laws; and

•	use reasonable best efforts to preserve substantially intact our business organization, to preserve our assets and properties in good repair and condition, to maintain and protect our rights in the intellectual property we use and to preserve our current relationships with customers, suppliers and other persons with which we have material business relations, in each case in the ordinary course of business and in a manner consistent with past practice.

      We have also agreed that during the same time period, and again subject to certain exceptions or unless the parent gives its prior written consent, we and our subsidiaries will not:

•	amend or otherwise change our organizational documents;

•	issue, sell or encumber any of our or our subsidiaries’ securities, real property or tangible or intangible assets;

•	declare or pay dividends;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our or our subsidiaries’ securities;

•	increase, adopt, terminate or amend compensation, retention, severance or benefit plan arrangements;

•	loan or advance any money or property to any current or former director, officer or employee;

•	grant any equity or equity-based awards;

•	make or file for any change in any method of tax accounting;

•	make, change or rescind any material tax election, file any amended tax return, enter into any closing agreement relating to taxes, waive or extend the statute of limitations in respect of taxes, or settle or compromise any material U.S. federal, state or local income tax liability, audit, claim or assessment, or surrender any right to claim for a tax refund;

•	release or settle pending litigation or pay, waive or settle other liabilities or obligations;

•	enter into or amend material contracts;

•	make any advertising or marketing expenditures other than in the ordinary course of business;

•	fail to maintain in full force and effect existing insurance policies;

•	enter into or amend any related party transactions;

•	effectuate a plant closing or mass layoff;

•	permit certain subsidiaries to own any additional real estate or conduct any additional business;

•	amend, modify or terminate certain contracts regarding our Premier Club program, our Hyatt Hotel franchise agreement and our license agreement with Radisson Hotels;

•	grant any lifetime honorary memberships in the Premier Club;

•	initiate or consent to any material zoning reclassification or any material change to any site plan or other land use entitlement regarding our properties;

•	incur or repay any indebtedness, make loans or grant security interests in any assets, other than under the Company’s existing credit facility or in the ordinary course of business; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

      Except as set out in our capital expenditure and development budget, during the same time period, and again subject to certain other exceptions or unless the parent gives its prior written consent, we and our subsidiaries will not:

•	acquire any businesses, properties or assets, other than non-real property assets either in the ordinary course of business or that do not exceed $1 million in the aggregate;

•	acquire, enter into or extend any option to acquire or exercise an option to acquire real property;

•	make any capital expenditures and, during the 90-day period beginning October 20, 2004, we will not undertake specified capital projects, even if set out in our capital expenditure and development budget;

•	commence construction of, or enter into any contract to develop or construct, real estate projects;

•	enter into any new line of business; or

•	make investments in persons other than existing subsidiaries.

      The parent and the merger sub have agreed to pay any expenses related to, and to indemnify us for, any penalty incurred by us under any contract as a result of our agreement not to undertake certain capital projects for 90 days without the prior consent of the parent.

No Solicitation of Transactions

      We have agreed that neither we nor any of our subsidiaries or representatives will, directly or indirectly:

•	solicit or initiate or knowingly encourage or otherwise knowingly facilitate any inquiries or the implementation or submission of any acquisition proposal; or

•	participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any acquisition proposal.

      For purposes of the merger agreement, “acquisition proposal” means any proposal or offer, including any proposal to our stockholders, from any person other than the parent or the merger sub relating to:

•	any direct or indirect acquisition of more than 15% of our assets and the assets of our consolidated subsidiaries, taken as a whole;

•	any direct or indirect acquisition of more than 15% of any class of our equity securities;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of our equity securities; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving us.

      Prior to the adoption of the merger agreement by our stockholders at the special meeting, however, we or our board of directors are permitted to engage in discussions or negotiations with, or provide any information to, a third party in connection with an unsolicited bona fide written acquisition proposal, if and only to the extent that:

•	after consultation with its advisors, our board of directors believes in good faith that the acquisition proposal is, or could reasonably be expected to result in, a superior proposal and determines in good faith that it is required to engage in discussions or provide information to the third party to comply with its fiduciary duties to our stockholders; and

•	our board of directors receives from the third party an executed confidentiality agreement containing terms that are substantially similar to and no less favorable to us than those contained in the confidentiality agreement signed with an affiliate of the parent.

      For purposes of the merger agreement, “superior proposal” means any bona fide written acquisition proposal that:

•	is not solicited or initiated in violation of our obligations under the merger agreement;

•	relates to more than 50% of our outstanding common stock or all or substantially all of our and our subsidiaries’ assets, taken as a whole;

•	our board of directors determines in its good faith judgment is more favorable to our stockholders, from a financial point of view, than the merger agreement; and

•	our board of directors determines is reasonably capable of being completed.

      We have agreed to notify the parent within 48 hours of our receipt of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any acquisition proposal. In our notice to the parent, we have agreed to specify the material terms and conditions of the acquisition proposal and the identity of the third party making the proposal. We have also agreed to keep the parent reasonably informed of the status of any discussions or negotiations with third parties and of any modifications to the third-party inquiries, proposals or offers. Under the merger agreement, we may not terminate, waive, amend or modify any standstill or confidentiality agreement to which we are a party. We also agreed to terminate or cause to be terminated any discussions or negotiations with any parties that may have been ongoing with respect to any acquisition proposal as of October 20, 2004.

      We have also agreed that our board of directors will not and will not publicly propose to:

•	withdraw or modify its approval or recommendation of the merger agreement or the merger;

•	approve or recommend any acquisition proposal; or

•	approve any letter of intent, acquisition agreement or similar agreement with respect to any acquisition proposal.

      Notwithstanding our obligations under the merger agreement, prior to the adoption of the merger agreement by our stockholders at the special meeting, our board of directors may withdraw or modify its approval or recommendation of the merger agreement or the merger if:

•	in response to the receipt of an unsolicited third-party acquisition proposal, the board of directors determines in good faith, after consultation with its advisors, that the acquisition proposal is a superior proposal and that the board of directors is required to withdraw or modify its approval or recommendation in order to comply with its fiduciary duties to our stockholders; or

•	other than in connection with an acquisition proposal, the board of directors determines in good faith, after consultation with its outside legal counsel, that it is required to withdraw or modify its approval or recommendation in order to comply with its fiduciary duties to our stockholders.

Employee Benefits

      For a period of two years following the effective time of the merger, the parent has agreed that it will, or will cause the surviving corporation and its subsidiaries to, provide each of our employees as of the effective time with at least the same level of base salary, cash incentive compensation and other variable cash compensation that was provided to our employees immediately before the merger. For that two-year period, the parent has agreed that it will, or will cause the surviving corporation and its subsidiaries to, provide our employees as of the effective time with employee benefits, other than equity-based compensation, that are no less favorable in the aggregate than those provided to such employees immediately before the effective time of the merger.

      In addition, the parent has agreed to:

•	provide our employees with credit for all purposes (other than with respect to benefit accruals under any defined benefit pension plan) for service accrued or deemed accrued with the Company, any of our subsidiaries and all affiliates (where service with the affiliate was credited prior to the merger) with respect to any of the parent’s employee benefit plans under which our employees may be eligible to participate after the effective time of the merger, provided that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit;

•	provide severance benefits to any employee eligible to participate in our severance plan and who is terminated during the two-year period immediately following the effective time of the merger in an amount that is at least equal to the severance benefits that would have been paid to that employee pursuant to the terms of our severance plan as in effect immediately prior to the effective time of the merger; and

•	with respect to the welfare benefit plans maintained or sponsored by the parent or the surviving corporation and in which our employees may be eligible to participate on or after the effective time of the merger:

•	waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each employee under any of those welfare benefit plans to the same extent waived under our comparable plans; and

•	provide credit to each employee for any co-payments, deductibles and out-of-pocket expenses paid by such employee under our plans during the relevant plan year, up to and including the effective time of the merger.

Termination Agreement

      In connection with the merger agreement, the Company and Huizenga Holdings, Inc. have entered into a termination agreement providing that, as of the effective time of the merger, the management agreement currently in place between the Company and Huizenga Holdings, Inc. will terminate without any further obligation on the part of the Company or any of its subsidiaries.

Pre-Closing Transactions

      Pursuant to the merger agreement, the parent may request that, immediately prior to the closing, the Company convert any subsidiary organized as a corporation or limited partnership into a limited liability company, and sell the equity interests in any subsidiary to an affiliate of the parent, subject to indemnification by the parent and the merger sub.

      Prior to the closing, the Company has also agreed to use its commercially reasonable efforts to:

•	take certain actions with respect to its organizational structure; and

•	exercise its right to acquire a minority interest, that is not owned by the Company, in Florida Golf Management, Inc., a subsidiary of the Company.

      These actions are not required to be completed prior to the closing.

      In addition, the Company has agreed that, prior to the closing, it will use commercially reasonable efforts to complete the acquisition of a designated parcel of property. The Company has also agreed to obtain a six-month extension from a local environmental authority with respect to a soil removal strategy for a portion of the Grande Oaks Golf Club in Fort Lauderdale.

Agreement to Take Further Action and to Use Reasonable Best Efforts

      Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take all appropriate action and to do all things necessary, proper or advisable to complete and to make effective the transactions contemplated under the merger agreement. Among other things, each party has committed to use such efforts to cooperate with each other to obtain all necessary consents, approvals and authorizations from governmental authorities and third parties. Each party has also agreed to make appropriate filings for the purpose of obtaining anti-trust approval for the transaction from the appropriate governmental authorities. The parent and the merger sub have agreed to take whatever action may be necessary, including divesting assets and businesses, to resolve any objections of governmental authorities to the merger on antitrust grounds.

      Furthermore, the parties have agreed to use their respective reasonable best efforts to obtain any third-party consents:

•	necessary or advisable to complete the transactions contemplated under the merger agreement;

•	specified in the merger agreement; or

•	required to prevent a material adverse effect from occurring.

      In addition, we have agreed that, in the event that we fail to obtain any of the third-party consents mentioned above, we will use our reasonable best efforts and take all such actions reasonably requested by the parent in order to minimize any adverse effect on the Company and the parent and their respective businesses as a result of the failure to obtain such consents.

      We have agreed that neither we nor the parent or its affiliates will be required to pay or commit to pay any consideration, make any commitment or incur any liability in connection with obtaining any approval or consent from any non-governmental third party unless the parent has provided its prior written consent, which the parent cannot unreasonably withhold if the payment, commitment or incurrence is to be made by the Company.

Conditions to the Merger

      The obligations of the parties to complete the merger are subject to the following mutual conditions:

•	receipt of Company stockholder approval;

•	the absence of any governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing; and

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act.

      The obligations of the parent and the merger sub to complete the merger are subject to the following additional conditions:

•	the truth and correctness of our representations and warranties, without giving effect to any materiality or material adverse effect qualifiers, except where the failure of our representations and warranties to be true and correct, without giving effect to any materiality or material adverse effect qualifiers, would not reasonably be expected to have a material adverse effect on us and our subsidiaries, taken as a whole, and the truth and correctness in all material respects of our representation and warranty regarding capitalization;

•	the performance, in all material respects, by us of our covenants and agreements in the merger agreement;

•	our delivery to the parent at closing of a certificate with respect to our representations, warranties, covenants and agreements;

•	the absence of a “market MAC” market disruption or the absence of an occurrence of any “market MAC” event which with the passage of time could become a “market MAC”; a “market MAC” is defined as any one of the following market disruption events:

•	any general suspension of trading in securities on the NYSE for three or more consecutive business days;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks for three or more consecutive business days;

•	the commencement or material escalation of war or other crisis, including terrorist acts, that results in a material disruption or material adverse change in the U.S. commercial credit, debt capital or commercial mortgage-backed securities markets for a period of three or more consecutive business days; or

•	any limitation by any governmental authority that prohibits the extension of credit by banks in the U.S. or New York for a period of three or more consecutive business days in a manner that prevents Blackstone’s lenders from providing its debt financing;

•	receipt of a letter from our lender under our credit agreement acknowledging that our credit agreement will be terminated and we and our subsidiaries will be released from liability thereunder upon the repayment of the aggregate principal amount outstanding under our credit agreement; and

•	the termination agreement regarding the termination of the management agreement with Huizenga Holdings, Inc. being in full force and effect at the time of the merger.

      Our obligation to complete the merger is subject to the following additional conditions:

•	the truth and correctness in all material respects of the parent’s and the merger sub’s representations and warranties;

•	the performance, in all material respects, by the parent and the merger sub of their covenants and agreements in the merger agreement; and

•	the delivery at closing by the parent of a certificate with respect to the parent’s and the merger sub’s representations, warranties, covenants and agreements.

Termination

      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual consent of the parties;

•	by either the parent or the Company if:

•	the closing has not occurred on or before April 20, 2005, so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	an injunction or order has been entered or an action has been taken by a governmental authority that has the effect of making completion of the merger illegal or otherwise prohibits completion of the merger;

•	the Company stockholders do not vote to adopt the merger agreement at the special meeting; or

•	there is a breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied, which breach has not been cured within 30 days;

•	by the parent, if our board of directors withdraws or modifies its recommendation or approval of the merger agreement or the merger or recommends or approves another acquisition proposal;

•	by the Company, prior to the special meeting, if we receive a superior proposal in accordance with the terms of the merger agreement, but only after we have provided notice to the parent regarding the superior proposal and provided the parent a three business day period, during which time we must negotiate in good faith with the parent, to make an offer that is at least as favorable as the superior proposal;

•	by the Company if certain conditions to closing have been satisfied or waived and the closing has not occurred within five business days; or

•	by the Company if a market MAC has occurred and the parent has not waived its closing condition relating to such event within a certain period of time following a written request for a waiver from the Company, provided that the Company may only make this request after the parent has delivered a notice to the Company within 60 days after the occurrence of the market MAC, and provided further that the parent may only deliver one such notice.

Fees and Expenses

      We have agreed to reimburse the parent’s transaction expenses, up to a limit of $5 million if:

•	the parent terminates the merger agreement due to a breach by us of our representations, warranties, covenants or agreements such that the closing conditions would not be satisfied, which breach has not been cured within 30 days; or

•	either the Company or the parent terminates the merger agreement because of the failure to receive Company stockholder approval at the special meeting of the stockholders and, at or prior to the termination date, an acquisition proposal has been publicly announced.

      In addition, we have agreed to pay to the parent a termination fee of $38 million if:

•	the parent has terminated the merger agreement due to a breach by us of our representations, warranties, covenants or agreements such that the closing conditions would not be satisfied, which breach has not been cured within 30 days; and

•	at or prior to the termination date, an acquisition proposal has been publicly announced; and

•	within 12 months after the termination, we submit to our stockholders, enter into or complete an acquisition proposal;

•	either the Company or the parent has terminated the merger agreement because of the failure to receive Company stockholder approval; and

•	at or prior to the termination date, an acquisition proposal has been publicly announced; and

•	within 12 months after the termination, the Company submits to the stockholders, enters into or completes an acquisition proposal;

•	the parent has terminated the merger agreement because our board of directors has withdrawn or modified its recommendation of the merger or the merger agreement or recommended or approved another acquisition proposal, so long as neither the parent nor the merger sub was in material breach of the merger agreement as of the termination date; or

•	the Company has terminated the merger agreement, prior to the special meeting, if we receive a superior proposal in accordance with the terms of the merger agreement, but only after we have provided notice to the parent regarding the superior proposal and provided the parent with a three business day period, during which time we must negotiate in good faith with the parent, to make an offer that is at least as favorable as the superior proposal.

      If we are obligated to pay a termination fee, any amounts already paid to the parent as transaction expense reimbursement will be credited toward the termination fee amount payable by us. In no event will we be obligated to pay to the parent aggregate expenses and fee amounts in excess of $38 million. For purposes of determining whether transaction expenses or a termination fee is payable by us, an “acquisition proposal” is one that involves over 50% of our stock or assets or a merger or other business combination in which our stockholders would cease to own at least 50% of the stock of the Company immediately following the transaction.

      The parent has agreed to pay us a termination fee of $38 million if we terminate the merger agreement:

•	due to a breach by the parent or the merger sub of its representations, warranties, covenants or agreements such that the closing conditions would not be satisfied, which breach has not been cured within 30 days;

•	because the closing has not occurred by April 20, 2005, so long as the failure to complete the merger is not the result of the failure of the Company to comply with the terms of the merger agreement, and, at the time of the termination, certain conditions to closing have been satisfied or waived; or

•	because the mutual closing conditions relating to our stockholder approval, the absence of governmental orders and the expiration of anti-trust waiting periods and the parent’s closing conditions relating to our representations, warranties, covenants and agreements and the absence of a market MAC have been satisfied or waived and the closing has not occurred within five business days, provided that the mutual closing conditions relating to the absence of governmental orders, insofar as they relate to anti-trust matters, or the expiration of anti-trust waiting periods need not have been satisfied if the parent and the merger sub have not materially complied with their covenants regarding resolution of objections to the merger on anti-trust grounds.

      Our right to receive a termination fee from the parent is our exclusive remedy for losses suffered by us as a result of the failure of the merger to close.

Amendment and Waiver

      The merger agreement may be amended prior to the effective time of the merger by mutual agreement of the parties. After the merger agreement has been adopted by our stockholders, no amendment will be made to the merger agreement except as allowed under applicable law. The merger agreement also provides that, at any time prior to the effective time of the merger, any party may extend the time for the performance of any obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties or waive compliance with any agreement of another party or any condition to its own obligations contained in the merger agreement.

MARKET PRICES OF THE COMPANY’S STOCK

      Our Class A common stock is traded on the NYSE under the symbol “RST.” The following table sets forth the high and low sales prices per share of our Class A common stock on the NYSE for the periods indicated.

Market Information

	Class A
	Common Stock

	High	Low

Fiscal Year Ended June 30, 2005:
1st Quarter	$20.02	$17.85
2nd Quarter (through November 12, 2004)	$23.96	$17.99
Fiscal Year Ended June 30, 2004:
1st Quarter	$13.53	$12.34
2nd Quarter	$15.43	$12.93
3rd Quarter	$17.87	$15.06
4th Quarter	$19.92	$16.83
Fiscal Year Ended June 30, 2003:
1st Quarter	$13.30	$9.60
2nd Quarter	$11.87	$9.60
3rd Quarter	$11.86	$10.00
4th Quarter	$13.20	$10.96

      The closing sale price of our Class A common stock on the NYSE on October 20, 2004, which was the last trading day before we announced the merger, was $19.15. On November 12, 2004, the last trading day before the date of this proxy statement, the closing price for the Company’s Class A common stock on the NYSE was $23.95. You are encouraged to obtain current market quotations for Boca Resorts’ Class A common stock in connection with voting your shares.

      There is no public trading market for the shares of our Class B common stock, as all such shares are owned by Mr. Huizenga.

      During the two prior fiscal years, we have not paid any cash dividends on our Class A common stock or our Class B common stock, and we are currently restricted by the terms of the merger agreement from paying cash dividends.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of our Class A common stock (including shares which the named individuals have the right to acquire within 60 days upon the exercise of outstanding options) as of November 12, 2004, by:

•	each person known to own beneficially more than 5% of our Class A common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

      There were approximately 8,800 record holders of Class A common stock and one record holder of Class B common stock on that date. In addition, there were 40,063,726 shares of Class A common stock and 255,000 shares of Class B common stock outstanding on that date.

      Unless otherwise indicated, the address of the designated party is at 501 East Camino Real, Boca Raton, Florida 33432, our principal business address.

	Class A	Options	Total Shares
	Common	Exercisable	Beneficially	Percent
	Stock	Within 60 Days	Owned	Ownership(1)

H. Wayne Huizenga(2)	6,785,796	1,500,000	8,285,796	19.8%
David S. Feder	—	295,000	295,000	*
Wayne Moor	—	53,125	53,125	*
Richard L. Handley	15,000	319,850	334,850	*
MaryJo Finocchiaro	—	73,777	73,777	*
Steven R. Berrard(3)	350,000	90,000	440,000	1.1%
Dennis J. Callaghan	—	307,500	307,500	*
Michael S. Egan(4)	110,200	90,000	200,200	*
Harris W. Hudson(5)	391,000	90,000	481,000	1.2%
George D. Johnson, Jr.(6)	1,739,848	90,000	1,829,848	4.5%
Henry Latimer	—	90,000	90,000	*
Peter H. Roberts(7)	407,000	60,000	467,000	1.2%
Richard C. Rochon	—	557,500	557,500	1.4%
All directors and executive officers as a group (13 persons)	9,798,844	3,616,752	13,415,596	30.6%
H. Wayne Huizenga, Jr.	9,706,781	31,000	9,737,781	24.1%
450 East Las Olas Blvd. Fort Lauderdale, Florida 33301(8)
Dimensional Fund
Advisors, Inc.	2,553,641	—	2,553,641	6.3%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401(9)
Cascade Investment, L.L.C.	2,047,704	—	2,047,704	5.1%
2365 Carillon Point Kirkland, Washington 98033(10)
Mario Gabelli	3,652,000	—	3,652,000	9.1%
c/o Gabelli Asset Management Inc. One Corporate Center Rye, New York 10580(11)

*	Represents less than 1% of our outstanding common stock.

(1)	The denominator used to calculate percent of beneficial ownership for each named stockholder is based on 40,063,726 shares of our Class A common stock outstanding at November 12, 2004, plus those shares issuable within 60 days of November 12, 2004 upon exercise of any options that are held by the applicable stockholder.

(2)	The aggregate number of shares of our common stock owned by Mr. Huizenga includes (a) 6,033,494 shares of our Class A common stock owned by Huizenga Investment Limited Partnership, a Nevada limited partnership controlled by Mr. Huizenga, (b) 397,202 shares owned directly by Mr. Huizenga, (c) 100,100 shares owned by Mr. Huizenga’s wife and (d) 255,000 shares of Class B common stock, which are all the shares of Class B common stock issued and outstanding. Each share of Class B common stock is entitled to 10,000 votes on each matter submitted to stockholders for approval at the special meeting. Mr. Huizenga disclaims beneficial ownership of the shares owned by his wife.

(3)	The aggregate number of shares of our Class A common stock owned by Mr. Berrard consists of 350,000 shares owned by Berrard Holdings Limited Partnership, a Nevada limited partnership controlled by Mr. Berrard.

(4)	The aggregate number of shares of our Class A common stock owned by Mr. Egan consists of 110,000 shares owned directly by Mr. Egan and 200 shares owned by a member of Mr. Egan’s family living in the same household as Mr. Egan.

(5)	The aggregate number of shares of our Class A common stock owned by Mr. Hudson consists of 300,000 shares owned by the Harris W. Hudson Limited Partnership, a Nevada limited partnership controlled by Mr. Hudson, and 91,000 shares owned directly by Mr. Hudson.

(6)	The aggregate number of shares of our Class A common stock owned by Mr. Johnson consists of (a) 1,118,848 shares owned by GDJ, Jr. Investments Limited Partnership, a Nevada limited partnership controlled by Mr. Johnson, (b) 15,000 shares owned by Mr. Johnson’s wife, (c) 303,000 shares owned by the GD Johnson III ESA Trust and (d) 303,000 shares owned by the SP Johnson ESA Trust. Mr. Johnson disclaims beneficial ownership of the shares owned by his wife, the GD Johnson III ESA Trust and the SP Johnson ESA Trust.

(7)	The aggregate number of shares of our Class A common stock owned by Mr. Roberts consists of 400,000 shares owned directly by Mr. Roberts and 7,000 shares owned by Mr. Robert’s wife. Mr. Roberts disclaims beneficial ownership of the shares owned by his wife.

(8)	The number of shares of common stock beneficially owned by H. Wayne Huizenga, Jr., son of Mr. Huizenga, is based upon a review of the Form 4 filed on January 7, 2004.

(9)	The number of shares of common stock beneficially owned by Dimensional Fund Advisors, Inc. is based upon a review of the Schedule 13G/ A filed on February 6, 2004.

(10)	The number of shares of common stock beneficially owned by Cascade Investment, L.L.C. is based upon a review of the Schedule 13D filed on October 12, 2000.

(11)	The number of shares of common stock beneficially owned by Mario Gabelli is based upon a review of the Schedule 13D/A filed on November 9, 2004.

DISSENTERS’ RIGHTS OF APPRAISAL

      Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock of the Company, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. This summary does not constitute legal advice, nor does it constitute a recommendation that Company stockholders exercise their appraisal rights under Section 262.

      Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

      If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. A holder of shares of common stock of the Company wishing to exercise appraisal rights must hold of record the shares on the date that the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock.

      All demands for appraisal should be addressed to Boca Resorts, Inc., 501 East Camino Real, Boca Raton, Florida 33432, Attention: Richard L. Handley, Senior Vice President, Secretary and General Counsel, before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of the Company’s common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

      To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares. If shares are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. A record holder, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record holder.

      If you hold your shares of the Company’s common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

      Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of the Company’s common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation, and no present intention, to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

      Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of Company common stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

      If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to stockholders who have demanded an appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

      After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

      In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

      Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

      In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

      In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Boca Resorts has received contrary instructions from one or more of the stockholders. Boca Resorts will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Boca Resorts, Inc., 501 East Camino Real, Boca Raton, Florida 33432, Attention: MaryJo Finocchiaro, Vice President and Corporate Controller, telephone: (561) 447-5302, with a copy to the attention of the Company’s Senior Vice President, Secretary and General Counsel. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Boca Resorts at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

      If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. If the merger is not completed, we will inform our stockholders, by press release or other means determined reasonable, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to our 2004 annual meeting, which proposals must comply with the rules and regulations of the Securities and Exchange Commission then in effect. In addition, our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to the Secretary of Boca Resorts at our principal executive offices not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 70 days after the first anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 120 days prior to the annual meeting and not later than either 90 days prior to the annual meeting or ten days following the public announcement of the meeting, whichever is later. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

      Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

20 Broad Street
New York, NY 10005

      Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Boca Resorts, Inc., 501 East Camino Real, Boca Raton, FL 33432, Attention: Mary Jo Finocchiaro, Vice President and Corporate Controller, with a copy to the attention of the Company’s Senior Vice President, Secretary and General Counsel. If you would like to request documents, please do so by November 24, 2004, in order to receive them before the special meeting.

      No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated November 15, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among
BATON HOLDINGS INC.,
BATON ACQUISITION INC.
and
BOCA RESORTS, INC.
dated as of
October 20, 2004

A-i

A-ii

A-iii

      AGREEMENT AND PLAN OF MERGER, dated as of October 20, 2004 (this “Agreement”), among BATON HOLDINGS INC., a Delaware corporation (“Parent”), BATON ACQUISITION INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and BOCA RESORTS, INC., a Delaware corporation (the “Company”).

      WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Sub deem it in the best interests of their respective stockholders or members, as the case may be, to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company (the “Company Board”), recommended that this Agreement be adopted by the Company’s stockholders);

      WHEREAS, as an inducement to Parent and Merger Sub entering into this Agreement, Parent and certain stockholders of the Company are entering into a voting agreement simultaneously with the execution and delivery of this Agreement pursuant to which, among other things, such stockholders have agreed, subject to the terms thereof, to vote their shares of the Company Common Stock (as defined below) in favor of the adoption of this Agreement; and

      WHEREAS, upon consummation of the Merger, each issued and outstanding share of Class A common stock, par value $.01 per share, of the Company (the “Company Class A Common Stock”, and each issued and outstanding share of Class B common stock, par value $.01 per share, of the Company (the “Company Class B Common Stock” and, together with the Company Class A Common Stock, the “Company Common Stock”), will be converted into the right to receive $24.00 per share in cash, upon the terms and subject to the conditions of this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.01     The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

      SECTION 1.02     Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York time, on a date to be specified by the parties, which date shall be (a) no earlier than November 19, 2004 without Parent’s consent and (b) no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another time, date and/or place is agreed to in writing by Parent and the Company.

      SECTION 1.03     Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall (i) file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

      SECTION 1.04     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

      SECTION 1.05     Certificate of Incorporation; Bylaws.

      (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

      (b) At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

      SECTION 1.06     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

      SECTION 1.07     Other Transactions. Parent shall have the option, in its sole discretion and without requiring the further consent of the Company or the Company’s Board of Directors or stockholders, upon reasonable notice to the Company, to request that the Company, immediately prior to the Closing, (a) convert one or more Subsidiaries that are organized as corporations into limited liability companies and one or more Subsidiaries that are organized as limited partnerships into limited liability companies, on the basis of organizational documents as reasonably requested by Parent, and (b) sell to an affiliate of Parent all of the stock, limited partnership interests or limited liability interests owned, directly or indirectly, by the Company in one or more Subsidiaries at a price designated by Parent based on a third-party appraisal of the assets and liabilities of such Subsidiary; provided, however, that (i) the Company shall not be required to take any action in contravention of any organizational document or other Material Contract relating to any applicable Subsidiary, (ii) any such actions or transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that Parent and Merger Sub are prepared to proceed immediately with the Closing (it being understood that in any event the transactions described in clauses (a) and (b) will be deemed to have occurred prior to the Closing), and (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent or Merger Sub under this Agreement, including payment of the Merger Consideration. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 1.07. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with such actions.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      SECTION 2.01     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive $24.00 in cash, without interest (the “Merger Consideration”), payable upon surrender, in the manner provided in Section 2.02, of the certificate that formerly evidenced such Share.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

      SECTION 2.02     Exchange of Certificates.

      (a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.

      (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

      (c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

      (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

      (e) No Liability. None of the Paying Agent, Parent, Merger Sub or the Surviving Corporation shall be liable to any holder of Shares for any cash (including any dividends or distributions with respect to such Shares) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

      (f) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax laws. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

      (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by the Surviving Corporation, (A) in the event such person is a holder of over 10 Shares, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, or (B) in the event such person is a holder of 10 or fewer Shares, reasonable personal assurances from such person, in each case as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

      SECTION 2.03     Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

      SECTION 2.04     Company Stock Options.

      (a) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time), including obtaining the consent of the individual option holders and the adoption of Company Board resolutions, if necessary, to (i) terminate the Company’s Third Amended and Restated 1996 Stock Option Plan ( the “Company Stock Option Plan”), and (ii) cancel, as of the Effective Time, each option to purchase Shares granted under the Company Stock Option Plan (each, a “Company Stock Option”) that is outstanding and unexercised, as of the Effective Time (in each case, without the creation of additional liability to the Company or any Subsidiaries).

      (b) Each holder of a Company Stock Option that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is less than the per share Merger Consideration shall (subject to the provisions of this Section 2.04) be paid by the Surviving Corporation, in exchange for the cancellation of such Company Stock Option, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the difference between the per share Merger Consideration and the applicable exercise price of such Company Stock Option, and (ii) the aggregate number of Shares issuable upon exercise of such Company Stock Option (the “Option Payment”). The Surviving Corporation shall make the Option Payments as promptly as practicable after the Effective Time. Any such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

      SECTION 2.05     Dissenting Shares.

      (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender in the manner provided in Section 2.02 of the Certificate or Certificates that formerly evidenced such Shares.

      (b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (provided that disclosure of any fact or item in any section of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

      SECTION 3.01     Organization and Qualification; Subsidiaries.

      (a) Each of the Company and each subsidiary of the Company (each a “Subsidiary”) is a corporation, limited liability company, limited partnership or limited liability partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect. The term “Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general economic or financial market conditions, (ii) a change in industry conditions, (iii) seasonal fluctuations in the business of the Company and the Subsidiaries, (iv) any acts of terrorism or war (except to the extent such event, circumstance, change or effect has had a disproportionate effect on the Company and the Subsidiaries as compared to other persons in the industry in which the Company and the Subsidiaries conduct their business), (v) the announcement of the execution of this Agreement or the pendency or consummation of the Transactions, or (vi) compliance with the terms of, or the taking of any action required by, this Agreement; provided further that the exceptions set forth in clauses (v) and (vi) will not apply with respect to the representations and warranties set forth in Section 3.05.

      (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by the Company, each other Subsidiary and any other person, is set forth in Section 3.01(b) of the Company Disclosure Schedule.

      (c) Section 3.01(c) of the Company Disclosure Schedule lists any and all persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the “Investments”). The Company or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Investment.

      (d) Section 3.01(d) of the Company Disclosure Schedule sets forth the following information in respect of Boca Raton Hotel and Club Limited Partnership, a Florida limited partnership (“Old Boca”) and its ownership interest in Panthers BRHC Limited, a Florida limited partnership (“New Boca”): (i) a list of all persons holding a partnership interest in Old Boca (including a list of all Class A limited partners of Old Boca) as of the date of this Agreement, along with the number of units held by such limited partners in Old Boca as of the date of this Agreement, and (ii) each person owning an partnership interest in BRMC, L.P., a Delaware limited partnership (“BRMC LP”), as of the date of this Agreement, along with the class and percentage of such person’s ownership interest as of the date of this Agreement. Old Boca does not hold any direct equity or similar interest in the Company or any Subsidiary other than the interest it holds in New Boca. The Company has provided to Parent complete and correct copies of the Old Boca and BRMC LP partnership agreements, each as amended to date. Pursuant to that certain Amended and Restated Contribution and Exchange Agreement, dated as of March 20, 1997 (the “Contribution and Exchange Agreement”), the Company has the option to acquire, directly or through its designee, the general partnership interest in Old Boca held by BRMC LP for $1.00, and such right is valid, remains in full force and effect and has not expired. Other than BRMC LP, no person holds any general partnership interest in Old Boca.

      SECTION 3.02     Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws or similar organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation and Bylaws or similar organizational documents are in full force and effect and no other organizational documents are applicable or binding upon the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary is, nor has the Company been, in violation of any of the provisions of its Certificate of Incorporation or Bylaws or similar organizational documents. No Subsidiary has been in material violation of any of the provisions of its Certificate of Incorporation, Bylaws or similar organizational documents. The Company has made available to Parent complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof) and of the stockholders of the Company, in each case since July 1, 2001.

      SECTION 3.03     Capitalization.

      (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Class A Common Stock, (ii) 10,000,000 shares of Company Class B Common Stock, and (iii) 5,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”).

      (b) As of October 18, 2004, (i) 40,018,789 shares of Company Class A Common Stock and 255,000 shares of Company Class B Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 1,219,623 shares of Company Class A Common Stock and no shares of Company Class B Common Stock were held in the treasury of the Company, (iii) no shares of Company Common Stock were held by the Subsidiaries, (iv) 6,491,094 shares of Company Class A Common Stock are issuable upon exercise of outstanding Company Stock Options granted under the Company Stock Option Plan at a weighted average per share exercise price of $14.137, (v) 7,677,071 shares of Company Class A Common Stock are reserved for future issuance in connection with the Company Stock Option Plan (including shares reserved pursuant to outstanding Company Stock Options), and (vi) 255,000 shares of Company Class A Common Stock were reserved for future issuance pursuant to the conversion of shares of Company Class B Common Stock. Since October 18, 2004 through the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of October 18, 2004, there has been no change in the number of shares of outstanding capital stock of the Company or the number of outstanding Company Stock Options. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. The Company does not have a “poison pill” or similar stockholder rights plan. Except as set forth in this Section 3.03, there are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary, (B) voting securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (C) equity equivalents, interests in the ownership or earnings of the Company or any Subsidiary or similar rights. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other person. None of the Company or any Subsidiary is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary.

      (c) Each outstanding share of capital stock, each limited liability company membership interest and each partnership interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

      (d) As of the date of this Agreement, the only outstanding indebtedness for borrowed money of the Company and the Subsidiaries is $200,000,000 in aggregate principal amount of term loans under the Credit Agreement, dated as of July 22, 2004, as amended, among the Company, Boca Resorts Hotel Corporation, various Subsidiaries, Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas and various lenders (the “Credit Agreement”).

      SECTION 3.04     Authority Relative to This Agreement.

      (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of a majority of the combined voting power of the outstanding shares of Company Common Stock entitled to vote thereon and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

      SECTION 3.05     No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws (or similar organizational documents) of the Company or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a material loss of a material benefit under, give rise to a right or obligation to purchase or sell assets or securities under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

      (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (iii) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), (iv) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any Subsidiary is qualified to do business, (v) any applicable state or federal Laws governing the sale of liquor, (vi) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.06     Permits; Compliance. Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses (including liquor licenses), permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its properties (including the operation of any marinas) or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each Subsidiary is in compliance with, and since July 1, 2001 has been or has taken any necessary steps to become in compliance with, (a) any Law applicable to such entity or by which any property or asset of such entity is bound or affected, and (b) any Contract or Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound, except, with respect to clauses (a) and (b), for any such conflicts, defaults, breaches or violations that would not reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.07     SEC Filings; Financial Statements; Undisclosed Liabilities.

      (a) The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since July 1, 2001 (collectively, the “SEC Reports”). The SEC Reports (i) were prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002 and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (including any financial statements or other documentation incorporated by reference therein). No Subsidiary is required to file any form, report or other document with the SEC. The Company has made available to Parent copies of all correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries, on the other hand, since July 1, 2001 through the date of this Agreement.

      (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports, when filed, complied with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). All of the Subsidiaries are consolidated for accounting purposes.

      (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at June 30, 2004 (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred (i) in connection with the Transactions, or (ii) in the ordinary course of business and in a manner consistent with past practice since June 30, 2004 that would not reasonably be expected to have a Company Material Adverse Effect.

      (d) The Company has made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Contracts which previously have been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

      SECTION 3.08     Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

      SECTION 3.09     Absence of Certain Changes or Events. Since June 30, 2004, there has not been any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect. Since June 30, 2004 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, and (b) neither the Company nor any Subsidiary has:

(i) amended or otherwise changed its Certificate of Incorporation or Bylaws or similar organizational documents;

(ii) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or other distributions by any Subsidiary only to the Company or any direct or indirect wholly owned Subsidiary;

(iii) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock;

(iv) increased the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice, or granted any severance or termination pay to, or entered into any employment, bonus, change of control or severance agreement with, any director or officer or, except in the ordinary course of business in a manner consistent with past practice, any other employee of the Company or of any Subsidiary;

(v) suffered any damage, destruction or loss (whether or not covered by insurance), other than in the ordinary course of business, that has had a Company Material Adverse Effect;

(vi) made any change in financial or Tax accounting methods or practices materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP;

(vii) made any acquisition or disposition of any real property;

(viii) made any material tax election or settled or compromised any material United States federal, state or local income tax liability; or

(ix) announced an intention, entered into any formal or informal agreement or otherwise made a commitment, to do any of the foregoing.

      SECTION 3.10     Absence of Litigation. There is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an “Action”) pending or, to the knowledge of the

Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority or arbitrator that would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action in connection with his status as an officer or director of the Company or any Subsidiary. Other than pursuant to Certificates of Incorporation, Bylaws or other organizational documents, no Contract between the Company or any Subsidiary and any current or former director or officer exists that provides for indemnification. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.11     Employee Benefit Plans.

      (a) Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the “Plans”). The Company has made available to Parent a true and complete copy of each Plan and has made available to Parent a true and complete copy of (where applicable) (A) each trust or funding arrangement prepared in connection with each such Plan, (B) the two most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500, (C) the most recently received IRS determination letter for each such Plan, (D) the two most recently prepared actuarial reports and financial statements in connection with each such Plan, and (E) the most recent summary plan description and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employees, consultants, or directors of the Company or any Subsidiary concerning the extent of the benefits provided under a Plan.

      (b) Neither the Company nor any Subsidiary has now or any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). No Plan exists that could result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of the Company or any Subsidiary as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event). There is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”).

      (c) With respect to the Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any Subsidiary could reasonably be expected to be subject to any actual or contingent liability under the terms of such Plan or any applicable Law which would reasonably be expected to have a Company Material Adverse Effect.

      (d) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS covering all of the provisions applicable to the Plan for which determination letters or prototype opinion letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the knowledge of the Company, no circumstance exists that could reasonably be expected to result in the revocation of such exemption.

      (e) (i) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (ii) no Plan provides retiree welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code.

      (f) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, that would reasonably be expected to have a Company Material Adverse Effect, (ii) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened that could reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.12     Labor and Employment Matters. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary. As of the date of this Agreement, there is no strike, controversy, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threatened in writing, by or with respect to any employees of the Company or any Subsidiary.

      SECTION 3.13     Real Property; Title to Assets.

      (a) Section 3.13(a) of the Company Disclosure Schedule lists each parcel of real property (including submerged land) currently owned by the Company or any Subsidiary and sets forth the Company or the applicable Subsidiary owning such properties (collectively, the “Owned Real Properties”). The Company or the applicable Subsidiary set forth on Section 3.13(a) of the Company Disclosure Schedule owns fee simple title to the Owned Real Properties, free and clear of all mortgages, pledges, liens, restrictions, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, “Liens”), other than (i) Liens for current taxes and assessments not yet due and payable, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, and (iii) to the extent such Liens would not reasonably be expected to have a Company Material Adverse Effect, (A) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (B) all matters of record, and (C) all Liens and other imperfections of title and encumbrances that are typical for the applicable property type and locality and which would not reasonably be expected to materially interfere with the conduct of the business of the Company (collectively, “Permitted Liens”). None of the Properties is subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Neither the Company nor any Subsidiary has violated any material covenants, conditions or restrictions affecting any Properties (as defined below) which violations would reasonably be expected to have a Company Material Adverse Effect.

      (b) Section 3.13(b) of the Company Disclosure Schedule lists each parcel of real property (including submerged land) currently leased or subleased by the Company or any Subsidiary (collectively, the “Leased Properties”; the Leased Properties, together with the Owned Real Properties, collectively, the “Properties”) and sets forth the Company or the Subsidiary holding such leasehold interest, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions remaining payable by the Company or any Subsidiary in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). The Company or the applicable Subsidiary set forth on Section 3.13(b) of the Company Disclosure Schedule owns a valid leasehold interest in the Leased Properties, free and clear of all Liens other than Permitted Liens. True, correct and complete copies of all Lease Documents have been delivered to Parent. Each of the Lease Documents is valid, binding and in full force and effect as against the Company or the Subsidiaries and, to the Company’s knowledge, as against the other party thereto. Neither the Company nor any Subsidiary has received written notice under any of the Lease Documents of any default, and, to the Company’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by the Company or the applicable Subsidiaries.

      (c) There are no latent defects or adverse physical conditions affecting any Property or the improvements thereon, other than those that would not reasonably be expected to have a Company Material Adverse Effect.

      (d) Valid policies of title insurance or title commitments for which premiums have been paid (collectively, the “Title Policies”) have been issued insuring the Company or the applicable Subsidiary’s fee simple or leasehold title to the Properties owned or ground leased by the Company or the applicable Subsidiaries in amounts at least equal to the purchase price thereof paid by the Company or the applicable Subsidiary, subject only to Permitted Liens. No claim has been made against any Title Policies. The Company and the Subsidiaries have not received any written notice and are not otherwise aware that the Title Policies are not in full force and effect.

      (e) Section 3.13(e) of the Company Disclosure Schedule lists each Property which is under construction as of the date hereof. The Company has obtained valid construction permits with respect to such Property.

      (f) Neither the Company nor any Subsidiary is a party to any management, franchise, license or other agreement for the management of operations conducted at any Property other than the Hyatt Hotel Franchise Agreement, dated November 14, 1994, between Hyatt Franchise Corporation and Rahn Pier Mgt., Inc, with respect to the Hyatt Regency Pier 66 Resort (the “Franchise Agreement”), and the License Agreement, dated as of June 28, 1994, between Radisson Hotels International, Inc. and Rahn Bahia Mar Mgmt., Inc., with respect to the Radisson Bahia Mar Resort (the “License Agreement”). True, correct and complete copies of each of the Franchise Agreement and the License Agreement, as amended, have been made available to Parent. Each of the Franchise Agreement and the License Agreement is valid, binding and in full force and effect as against the Company or the Subsidiaries, and, to the Company’s knowledge, as against the other party thereto. Neither the Company nor any Subsidiary has delivered or received any written notice of any default under the Franchise Agreement or the License Agreement, and, to the Company’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by any party under the Franchise Agreement or the License Agreement.

      (g) True, correct and complete copies of the Membership Plan and Membership Rules and Regulations for each of the Premier Clubs, as amended (the “Premier Club Documents”), together with a true, correct and complete list of all Premier Club members (including honorary lifetime members) and deposits made thereby with respect to the Premier Club, have been made available to Parent. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Premier Club Documents are valid, binding and in full force and effect as against the Company or the Subsidiaries,

(ii) neither the Company nor any Subsidiary has received any written notice of any default by the Company or any Subsidiary under the Premier Club Documents, and (iii) to the Company’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a default by the Company or any Subsidiary under the Premier Club Documents.

      (h) The Company or the Subsidiaries own all material furniture, fixtures, equipment, operating supplies and other personal property (the “Personal Property”) necessary for the operation of each Property, subject to no Liens, except as would not reasonably be expected to have a Company Material Adverse Effect.

      (i) None of 2301 SE 17th St., Ltd., Rahn Bahia Mar, Ltd., Florida Golf Management, Inc., New Boca, LeHill Partners, L.P., Panthers RPN Limited or Panthers Grey Oaks, Inc. (the “Owned Real Estate Subsidiaries”) has owned real property other than the Owned Real Property described on Section 3.13 (a) of the Company Disclosure Schedule or has engaged in any business other than the ownership and operation of such Owned Real Property.

      SECTION 3.14     Intellectual Property.

      (a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any Subsidiary that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (ii) with respect to each item of Intellectual Property that is owned by the Company or a Subsidiary (“Owned Intellectual Property”), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to use such Owned Intellectual Property in the continued operation of its respective business; (iii) with respect to each item of Intellectual Property that is licensed to or otherwise held or used by the Company or a Subsidiary (“Licensed Intellectual Property”), the Company or a Subsidiary has the right to use such Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Licensed Intellectual Property; (iv) none of the Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the knowledge of the Company, the Owned Intellectual Property is valid and enforceable; (v) to the knowledge of the Company, no person is engaging in any activity that infringes upon the Owned Intellectual Property; (vi) to the knowledge of the Company, each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vii) to the knowledge of the Company, no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder; (viii) the Company has taken all reasonable actions (including executing non-disclosure and intellectual property assignment agreements) to protect, preserve and maintain the Owned Intellectual Property; and (ix) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company’s rights with respect to the Owned Intellectual Property or the Licensed Intellectual Property.

      (b) For purposes of this Agreement, “Intellectual Property” means (i) United States patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof and (iv) confidential and proprietary information, including trade secrets and know-how.

      SECTION 3.15     Taxes.

      (a) The Company and the Subsidiaries (i) have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects; and (ii) have timely paid or will timely pay all material amounts of Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes required to have been withheld by or with respect to the Company and its the Subsidiaries have been or will be timely withheld and remitted to the applicable taxing authority.

      (b) There are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of any Tax or Tax matter of the Company or any Subsidiary. No deficiency for any material amount of Tax has been asserted or assessed by any taxing authority in writing against the Company or any Subsidiary, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no Tax liens on any assets of the Company or any Subsidiary (other than any liens for Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP or for Taxes being contested in good faith). Neither the Company nor any Subsidiary is subject to any accumulated earnings tax or personal holding company tax.

      (c) Neither the Company nor any Subsidiary has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.

      (d) There are no pending or, to the knowledge of the Company, potential claims for indemnity (other than customary indemnity under credit or any other agreements or arrangements) against the Company or any Subsidiary (other than against each other) under any indemnification, allocation or sharing agreement with respect to income Taxes.

      (e) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

      (f) No claim is pending by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that the Company or such Subsidiary is or may be subject to Tax by such jurisdiction.

      (g) Neither the Company nor any Subsidiary is a party to any understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code.

      (h) There are no proposed reassessments of any property owned by the Company and the Subsidiaries that could result in a material increase in the amount of any Tax to which the Company or any such Subsidiary would be subject.

      (i) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision under state or local Law, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (3) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (4) installment sale or open transaction disposition made on or prior to the Closing, or (5) prepaid amount received on or prior to the Closing.

      (j) Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code.

      (k) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or Tax authority.

(ii) “Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.

      SECTION 3.16     Environmental Matters.

      (a) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) none of the Company or any of the Subsidiaries has violated, or is in violation of, any Environmental Law; (ii) to the knowledge of the Company, there is and has been no presence, release or threat of release of Hazardous Substances at, on, under or affecting (A) any of the properties currently owned, leased or operated by the Company or any of the Subsidiaries or, during the period of the Company’s or the Subsidiaries’ ownership, lease or operation thereof, formerly owned, leased or operated by the Company or any of the Subsidiaries, or (B) any location at which Hazardous Substances are present for which the Company or any of the Subsidiaries is or is allegedly liable, under conditions in the case of either clauses (A) or (B) that would reasonably be expected to result in a liability or obligation to the Company or any of the Subsidiaries, or, as the Company and the Subsidiaries are currently operated, adversely affect the revenues of the Company or any of the Subsidiaries; (iii) the Company and the Subsidiaries have obtained and are and have been in compliance with all, and have not violated any, required Environmental Permits; (iv) there are no written claims pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries alleging violations of or liability or obligations under any Environmental Law or otherwise concerning the presence or release of Hazardous Substances; and (v) none of the Company or any of the Subsidiaries has received any written notice of, is a party to, or, to the knowledge of the Company, is reasonably likely to be affected by any proceedings, any investigations or any agreements concerning such matters. The Company has provided to Parent a copy of all material studies, audits, assessments or investigations concerning compliance with, or liability or obligations under, Environmental Law affecting the Company or any Subsidiary that is in the possession or, to the knowledge of the Company, control of the Company or any Subsidiary.

      (b) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Authority, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or human health and safety as affected by Hazardous Substances or materials containing Hazardous Substances.

(ii) “Environmental Permits” means any permit, license registration, approval, notification or any other authorization pursuant to Environmental Law.

(iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants, contaminants, or words of similar import, in or regulated under the following United States federal statutes and any analogous state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos, molds that could reasonably be expected to adversely affect human health, urea formaldehyde foam insulation and radon; and (E) any substance, material or waste regulated by any Governmental Authority pursuant to, or that would reasonably be expected to result in liability under, any Law in addition to those identified in (A) above the primary purpose of which is the protection of the environment or human health and safety as affected by environmental media.

      SECTION 3.17     Material Contracts.

      (a) Section 3.17(a) of the Company Disclosure Schedule contains a list of the following Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:

(i) any lease of real or personal property providing for annual rentals of $300,000 or more;

(ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days notice by the Company or the Subsidiaries and that provides for or is reasonably likely to require either (A) annual payments to or from the Company and the Subsidiaries of $250,000 or more, or (B) aggregate payments to or from the Company and the Subsidiaries of $500,000 or more;

(iii) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iv) any Contract (other than among consolidated Subsidiaries) under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Property (except, with respect to the transfer of Leased Properties, restrictions contained in the Lease Documents). “Indebtedness” means (A) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (B) obligations under conditional sale or other title retention Contracts relating to purchased property, (C) capitalized lease obligations, (D) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (E) guarantees of any of the foregoing of any other person;

(v) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(vi) any Contract that purports to limit in any material respect the right of the Company or the Subsidiaries (A) to engage in any line of business, or (B) to compete with any person or operate in any location;

(vii) any Contract to which the Company or any of its Subsidiaries has continuing indemnification obligations or potential liability under any purchase price adjustment;

(viii) any Contract providing for the sale or exchange of, or option to sell or exchange, any Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate;

(ix) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (viii) of this Section 3.17(a)) or capital stock or other equity interests of another person for aggregate consideration in excess of $500,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

(x) any Contract pursuant to which the Company or any of the Subsidiaries manages any real property;

(xi) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Properties, under which the Company or any of the Subsidiaries has, or expects to incur, an obligation in excess of $250,000 in the aggregate;

(xii) any advertising or other promotional Contract providing for payment by the Company or any Subsidiary of $200,000 or more;

(xiii) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and the Subsidiaries; and

(xiv) any Contract (other than Contracts referenced in clauses (i) through (xiii) of this Section 3.17(a)) which by its terms calls for payments by the Company and the Subsidiaries in excess of $5,000,000.

(the Contracts described in clauses (i) through (xiv) and those required to be identified in Sections 3.11(a), 3.13(b) and 3.17(c) of the Company Disclosure Schedule, in each case together with all exhibits and schedules thereto being, the “Material Contracts”).

      (b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is and, to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any of the Subsidiaries have received any claim of default under any such agreement, and (iii) to the Company’s knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

      (c) Except as disclosed in the Company’s proxy statement relating to the election of directors dated September 27, 2004, or as were not required to be disclosed therein under the Exchange Act or would not be required to be disclosed in the Company’s succeeding proxy statement under the Exchange Act, there are no Contracts or transactions between the Company or any Subsidiary, on the one hand, and any (i) officer or director of the Company or any Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of the Company, or (iii) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees generally.

      SECTION 3.18     Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Subsidiary, true and complete copies of which have been made available to Parent. With respect to each such insurance policy, except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) no notice of cancellation or termination has been received; and (e) the policy is sufficient for compliance with all requirements of Law and of all Contracts to which the Company or the Subsidiaries are parties or otherwise bound.

      SECTION 3.19     Board Approval; Vote Required.

      (a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company’s stockholders, (ii) approved this Agreement and declared its advisability, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (collectively, the “Company Board Recommendation”).

      (b) The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the adoption of this Agreement by holders of a majority of the combined voting power of the outstanding shares of Company Common Stock (the “Stockholder Approval”).

      SECTION 3.20     Interested Party Transactions. Between the date of the Company’s proxy statement for its 2004 annual meeting of stockholders filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      SECTION 3.21     Opinion of Financial Advisor. The Company has received the opinion of Deutsche Bank Securities Inc. to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Shares is fair, from a financial point of view, to such holders. An executed copy of such opinion has been delivered to Parent.

      SECTION 3.22     Brokers. No broker, finder or investment banker (other than Deutsche Bank Securities Inc. and Allen & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a complete and correct copy of any Contract between the Company and each of Deutsche Bank Securities Inc. and Allen & Co., pursuant to which Deutsche Bank Securities Inc. or Allen & Co. could be entitled to any payment from the Company relating to the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

      SECTION 4.01     Corporate Organization. Each of Parent and Merger Sub is a corporation, in each case, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

      SECTION 4.02     Certificate of Incorporation and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date. Such Certificates of Incorporation and Bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

      SECTION 4.03     Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

      SECTION 4.04     No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

      (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iii) any applicable state or federal Laws governing the sale of liquor, (iv) the notification requirements of the HSR Act, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

      SECTION 4.05     Information Supplied. None of the information supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.

      SECTION 4.06     Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Transactions. As of the date of this Agreement, neither Parent nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Transactions.

      SECTION 4.07     Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

      SECTION 4.08     Financing. Parent has delivered to the Company true and complete copies of (a) an executed commitment letter from Blackstone Real Estate Partners IV L.P. to provide equity financing in an aggregate amount of $265,000,000 (the “Equity Funding Letter”), and (b) an executed commitment letter (the “Commitment Letter”) from Bank of America, N.A., Bear Stearns Commercial Mortgage, Inc. and

Merrill Lynch Mortgage Lending, Inc. pursuant to which Bank of America, N.A., Bear Stearns Commercial Mortgage, Inc. and Merrill Lynch Mortgage Lending, Inc. have committed to provide Parent and certain existing or future subsidiaries of Merger Sub with financing in an aggregate amount of $1,000,000,000 (the “Debt Financing” and together with the financing referred to in clause (a) being collectively referred to as the “Financing”). Each of the Equity Funding Letter and the Commitment Letter, in the form so delivered, is valid and in full force and effect as of the date hereof. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent under either the Equity Funding Letter or the Commitment Letter. Parent has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid as of the date hereof. Parent shall have at the Closing and at the Effective Time proceeds in connection with the Financing in an amount equal to $1,265,000,000.

      SECTION 4.09     Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantee of Blackstone Real Estate Partners IV L.P. (the “Guarantor”) in the form attached as Exhibit C to this Agreement (the “Guarantee”). The Guarantee is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guarantee.

      SECTION 4.10     Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 5.01     Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with applicable Law, and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition, to maintain and protect rights in material Intellectual Property used in the business of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Certificate of Incorporation, Bylaws or other similar organizational documents;

(b) issue, sell, pledge, dispose of, grant, encumber, or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date of this Agreement and granted under Company Stock Option Plans as in effect on the date of this Agreement in the ordinary course of business and in a manner consistent with past practice), or (ii) any Properties or other assets of the Company or any Subsidiary, except assets (other than Properties) that are not material in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or other distributions by any Subsidiary only to the Company or any direct or indirect wholly owned Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any Subsidiary;

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets (other than real property) in the ordinary course of business and in a manner consistent with past practice, and other assets (other than real property) that do not exceed $1,000,000 in the aggregate; (ii) authorize, or make any commitment with respect to, any capital expenditure, other than maintenance expenditures at existing Properties in the ordinary course of business and consistent with past practice; (iii) acquire, enter into or extend any option to acquire, or exercise an option to acquire, real property or commence construction of, or enter into any Contract to develop or construct, other real estate projects, other than as contemplated by the Company Capex and Development Budget dated August 11, 2004 (the “Company Capex and Development Budget”), a copy of which has been made available to Parent; (iv) enter into any new line of business; or (v) make investments in persons other than existing Subsidiaries; provided, however, that nothing contained in this Section 5.01(e) (other than the succeeding proviso of this Section 5.01(e)) shall prohibit or limit the Company’s ability to take such actions as are contemplated by the Company Capex and Development Budget, and all limitations set forth in this Section 5.01(e) shall be in addition to any amounts or actions contemplated by the Company Capex and Development Budget; and provided further that prior to the 90-day anniversary of the date of this Agreement, neither the Company nor any Subsidiary shall undertake the capital projects set forth on Section 5.01(e) of the Company Disclosure Schedule without the prior written consent of Parent;

(f) (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation in the ordinary course of business and in a manner consistent with past practice; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or of any Subsidiary; (iii) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by Law; (iv) loan or advance any money or other property to any current or former director, officer or employee of the Company or the Subsidiaries; or (v) grant any equity or equity based awards (provided that equity awards may be transferred in accordance with the terms of the applicable plan document or agreement);

(g) make any change (or file for such change) in any method of Tax accounting;

(h) make, change or rescind any material Tax election, file any amended Tax Return, except as required by applicable Law, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any material United States federal, state or local income Tax liability, audit, claim or assessment, or surrender any right to claim for a Tax Refund;

(i) pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an Action, other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent with past practice;

(j) waive, release, assign, settle or compromise any pending or threatened Action (i) requiring payment by the Company or any Subsidiary in excess of $250,000 individually or $1,000,000 in the aggregate, unless such payments are fully covered by the Company’s or such Subsidiary’s insurance policies; provided, however, that, with respect to the matter set forth on Section 5.01(j)(2) of the Company Disclosure Schedule, (A) neither the Company nor any Subsidiary shall waive, release, assign, settle or compromise such Action without the prior written consent of Parent, which shall not be unreasonably withheld or delayed, and (B) the Company shall keep Parent reasonably informed and consider requests reasonably made by Parent, or (ii) that is brought by any current, former or purported holder of any securities of the Company in its capacity as such and that (X) requires any payment to such security holders by the Company or any Subsidiary or (Y) adversely affects in any material respect the ability of the Company and the Subsidiaries to conduct their business in a manner consistent with past practice;

(k) other than (I) in the ordinary course of business and in a manner consistent with past practice, (II) as may be necessary as a result of unforeseen circumstances or developments and which does not result in an increase in expenditures from those contemplated by the Company Capex and Development Budget, or (III) change orders in the ordinary course of business and consistent with past practice (which change orders do not cause expenditures to exceed the relevant amounts set forth in the Company Budget, provided that Parent shall not unreasonably withhold its consent if such expenditures do exceed such budgeted amounts), (i) enter into, amend, modify or consent to the termination of (other than a termination in accordance with its terms) any Material Contract, or (ii) amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) the Company’s or any Subsidiary’s rights thereunder; provided, however, that (A) in no event shall the Company or any Subsidiary amend, modify or waive (including consenting to or otherwise agreeing to any extension of any diligence contingency period) any provision of the Contract set forth on Section 5.01(k) of the Company Disclosure Schedule and (B) neither the Company nor any Subsidiary shall agree on the form of (w) the Development Agreement, (x) License Agreement, (y) Grant of Easement for Buyer’s Access Easement or (z) Grant of Easement for Seller’s Access Easement (as each such term in defined in the Contract set forth on Section 5.01(k) of the Company Disclosure Schedule) without the prior written consent of Parent (not to be unreasonably withheld or delayed), and the Company shall permit Parent to participate in any negotiations of such agreements;

(l) make any expenditure in connection with any advertising or marketing, other than in the ordinary course of business and in a manner consistent with past practice;

(m) fail to maintain in full force and effect the existing insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses;

(n) enter into, amend, modify or consent to the termination of any Contract that would be a Material Contract or transaction that would be required to be set forth in Section 3.17(c) of the Company Disclosure Schedule if in effect on the date of this Agreement;

(o) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

(p) permit any Owned Real Estate Subsidiary to own any real property or conduct any business other than currently owned or conducted by such Subsidiary;

(q) amend or modify in any material respect, or terminate or consent to the termination of (other than a termination in accordance with its terms) or extend, the Franchise Agreement, the License Agreement, the Premier Club program or any Premier Club Document;

(r) grant any lifetime honorary memberships with respect to the Premier Clubs;

(s) initiate or consent to any material zoning reclassification of any Owned Real Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Owned Real Property;

(t) repurchase, repay or incur any Indebtedness (other than in connection with letters of credit in the ordinary course of business), or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except under the Credit Agreement, or in the ordinary course of business and consistent with past practice; or

(u) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

If the Company or any Subsidiary incurs any penalty under any Contract as a result of the Company’s or such Subsidiary’s compliance with the last proviso at the end of Section 5.01(e), Parent and Merger Sub shall, on a joint and several basis, promptly upon request by the Company, (i) reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any Subsidiary in connection with such penalty, and (ii) indemnify and hold harmless the Company, each Subsidiary and their respective Representatives for and against any and all such penalties paid, suffered or incurred by them.

      SECTION 5.02     Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, (a) take any action to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (b) take any action that would reasonably be likely to materially delay the consummation of the Transactions.

ARTICLE VI

ADDITIONAL AGREEMENTS

      SECTION 6.01     Proxy Statement; Company Stockholders’ Meeting.

      (a) As promptly as practicable following the date of this Agreement (but in any event within 10 business days unless the parties shall otherwise agree), the Company shall prepare and file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent; provided, however, that in the event of a Change in Board Recommendation, the Company shall consider in good faith including in such document or response comments reasonably proposed by Parent.

      (b) The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), as promptly as practicable after the date of this Agreement, for the purpose of obtaining the Stockholder Approval. Unless this Agreement shall have been terminated in accordance with Section 8.01, the Company shall hold the Company Stockholders’ Meeting regardless of whether the Company Board has effected a Change in Board Recommendation. Subject to Section 6.03(c), the Company Board shall (i) recommend to holders of the Shares that they adopt this Agreement, (ii) include such recommendation in the Proxy Statement and (iii) use its reasonable best efforts to solicit and obtain the Stockholder Approval.

      SECTION 6.02     Access to Information; Confidentiality.

      (a) Except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege, from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Subsidiaries to), at Parent’s expense: (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, “Representatives”) of Parent reasonable access, during normal business hours and upon reasonable prior notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof, and (ii) furnish promptly to Parent such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request. Without limiting the foregoing, Parent and its Representatives (including its financing sources) shall have the right to conduct appraisal and environmental and engineering inspections of each of the Company’s properties, provided, however, (A) that unless reasonably required by the financing sources in connection with the Debt Financing, neither Parent nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any building; and that any such taking and analyzing of samples or any such performance of invasive testing conducted pursuant to this Section 6.02 shall be reasonably acceptable to the Company, implemented in a manner that does not disrupt the operations of the Company or any of the Subsidiaries, and paid for by Parent at Parent’s sole cost and expense; and that Parent, at Parent’s sole cost and expense, shall return any site at which or from which, or that has otherwise been affected by, any taking and analyzing of samples or performance of invasive testing conducted pursuant to this Section 6.02, in all material respects, to the condition existing at such site prior to the taking and analyzing of samples or performance of invasive testing, and (B) Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them arising out of any personal injury or physical damage resulting from any appraisal or inspection conducted pursuant to this Section 6.02, except that, Parent and Merger Sub shall have no obligation to so indemnify or hold harmless to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties result from the negligence of the Company, the Subsidiaries, or one of their Representatives.

      (b) All information obtained by Parent or its Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the confidentiality agreement, dated August 30, 2004 (the “Confidentiality Agreement”), between Blackstone Real Estate Acquisitions IV L.L.C. and the Company.

      (c) No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

      SECTION 6.03     No Solicitation of Transactions.

      (a) The Company agrees that neither it nor any Subsidiary shall, nor shall it authorize or permit the Representatives of the Company or the Subsidiaries to, directly or indirectly, (i) solicit or initiate or knowingly encourage or otherwise knowingly facilitate (including by way of furnishing information) any inquiries or the implementation or submission of any Acquisition Proposal, or (ii) participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal; provided, however, that, prior to the adoption of this Agreement by the Company’s stockholders at the Company Stockholders’ Meeting, nothing contained in this Agreement shall prevent the Company or the Company Board from furnishing information to, or engaging in negotiations or discussions with, any person in connection with an unsolicited bona fide written Acquisition Proposal by such person, if and only to the extent that prior to taking such action (A) the Company Board believes in good faith (after consultation with its advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, and the Company Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and (B) the Company Board receives from such person an executed confidentiality agreement, the terms of which are substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement. Except as set forth in this Section 6.03, neither the Company nor any Subsidiary shall enter into any letter of intent, acquisition agreement or similar agreement with respect to an Acquisition Proposal (other than a confidentiality agreement referred to in this Section 6.03(a)).

      (b) The Company shall notify Parent as promptly as practicable (and in any event within 48 hours) of the receipt by the Company or any of the Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the party making such proposal. The Company shall keep Parent reasonably informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals or offers (the Company agreeing that it shall not, and shall cause the Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent). The Company agrees that neither it nor any Subsidiary shall terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of the Subsidiaries is a party and that it and the Subsidiaries shall enforce the provisions of any such agreement. The Company shall, and shall cause the Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date hereof, shall take reasonable steps to inform its and the Subsidiaries’ Representatives of the obligations undertaken in this Section 6.03 and shall request that all confidential information previously furnished to any such third parties be returned promptly.

      (c) Except as set forth in this Section 6.03, the Company Board (or any committee thereof) shall not, and shall not publicly propose to, (i) withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation of this Agreement, the Merger or the other Transactions by the Company Board (or any committee thereof); (ii) approve or recommend any Acquisition Proposal; or (iii) approve any letter of intent, acquisition agreement or similar agreement with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in this Section 6.03). Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company’s stockholders at the Company Stockholders’ Meeting, (x) in response to the receipt of an unsolicited bona fide written Acquisition Proposal, if the Company Board (A) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal and (B) determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, withdraw or modify the Company Board Recommendation or (y) other than in connection with an Acquisition

Proposal, if the Company Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may withdraw or modify the Company Board Recommendation (either event described in the foregoing clauses (x) and (y), a “Change in Board Recommendation”).

      (d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (or any committee thereof) determines in good faith (after consultation with its outside legal counsel) that it is required to do so under applicable Law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender their Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withdraw or modify the Company Board Recommendation, unless in the case of each of clause (d)(i) and (d)(ii) hereof, the requirements of Section 6.03(c) shall have been satisfied.

      (e) Except as set forth in Section 8.03(d) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer (including any proposal from or to the Company’s stockholders) from any person other than Parent or Merger Sub relating to (1) any direct or indirect acquisition of (A) more than 15% of the assets of the Company and its consolidated Subsidiaries, taken as a whole or (B) more than 15% of any class of equity securities of the Company; (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company; or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 6.03(a) that (i) relates to more than 50% of the outstanding Shares or all or substantially all of the assets of the Company and the Subsidiaries taken as a whole, (ii) is on terms that the Company Board determines in its good faith judgment (after receiving the advice of its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (including any alterations to this Agreement agreed to in writing by Parent in response thereto) and (iii) which the Company Board determines is reasonably capable of being consummated.

      SECTION 6.04     Directors’ and Officers’ Indemnification and Insurance.

      (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in Article EIGHTH of the Certificate of Incorporation of the Company, and Article IV of the Bylaws of the Company, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of the Subsidiaries.

      (b) After the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director and officer of the Company and each Subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, occurring on or before the Effective Time, to the same extent as provided in the Certificate of Incorporation and Bylaws of the Company or any other applicable contract or agreement in effect on the date of this Agreement. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification), (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (iii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld or delayed); and provided further that neither Parent nor the Surviving Corporation shall be obligated pursuant to this Section 6.04(b) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided further that, in the event that any claim for indemnification is asserted or made within such six year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Person under this Section 6.04(b) shall be in addition to any rights such person may have under the Certificate of Incorporation or the Bylaws of the Company and the Surviving Corporation or any of their Subsidiaries, or under any Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.

      (c) The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance; provided, however, that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums. The Company represents that such current annual premium amount is set forth in Section 6.04(c) of the Company Disclosure Schedule.

      (d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.04.

      (e) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.04.

      SECTION 6.05     Employee Benefits Matters.

      (a) Parent hereby agrees that, for a period of two years immediately following the Effective Time, it shall, or it shall cause the Surviving Corporation and its subsidiaries to, (i) provide each employee of the Company as of the Effective Time (each, an “Employee”) with at least the same level of base salary, cash incentive compensation and other variable cash compensation that was provided to each such Employee immediately prior to the Effective Time, and (ii) provide the Employees with employee benefits (other than equity-based compensation) that are no less favorable in the aggregate than those provided to such Employees immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary.

      (b) Employees shall receive credit for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Subsidiaries under comparable Plans immediately prior to the Effective Time. Such plan, program or arrangement shall credit each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company, any Subsidiary and all affiliates where service with the affiliate was credited under a comparable Plan of the Company prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

      (c) Without limiting any of the foregoing, Parent agrees that it shall, or shall cause the Surviving Corporation to, provide severance benefits to Employees eligible to participate in the Boca Resorts, Inc. Severance Plan and who are terminated during the two-year period immediately following the Effective Time in an amount that is at least equal to the severance benefits that would have been paid to such Employees pursuant to the terms of the Boca Resorts, Inc. Severance Plan as in effect immediately prior to the Effective Time.

      (d) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation (“Purchaser Welfare Benefit Plans”) in which an Employee may be eligible to participate on or after the Effective Time, Parent shall (a) waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan, and (b) provide credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Plans during the relevant plan year, up to and including the Effective Time.

      SECTION 6.06     Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, in the case of representations or warranties not qualified by any “material” or “Company Material Adverse Effect” qualifier, or in any respect, in the case of representations or warranties qualified by the “material” or “Company Material Adverse Effect” qualifier, and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of any notice or other communication (i) from any person and the response thereto of the Company or the Subsidiaries or Parent, as the case may be, or its or their Representatives alleging that the consent of such person is or may be required in connection with this Agreement or the Transactions, (ii) from any Governmental Authority and the response thereto of the Company or the Subsidiaries or Parent, as the case may be, or its or their Representatives in connection with this Agreement or the Transactions, and (iii) except in the event the Company Board shall have effected a Change of Board Recommendation, from or to the SEC.

      SECTION 6.07     Financing.

      (a) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to Parent and Merger Sub in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources on comparable or more favorable terms to Parent (as determined in the reasonable judgment of Parent). Parent shall give the Company prompt notice of any material breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letters without first consulting with the Company.

      (b) The Company agrees to provide, and shall cause the Subsidiaries and its and their Representatives to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (iii) assisting Parent and its financing sources in the preparation of (A) an offering document for any debt raised to complete the Merger and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any debt raised by Parent to complete the Merger, (v) forming new direct or indirect Subsidiaries, and (vi) providing and executing documents as may be reasonably requested by Parent; provided that none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical information relating to the Company or the Subsidiaries).

      (c) All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to Section 6.07(b) shall be kept confidential in accordance with the Confidentiality Agreement.

      (d) Within 60 days of there having occurred after the date of this Agreement (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE for three or more consecutive business days, including but not limited to any changes in trading conditions resulting from actual or threatened terrorist attacks, responses by the United States or its allies thereto, or the effects thereof; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or New York for three or more consecutive business days; (iii) the commencement or material escalation of a war, armed hostilities or other international or national crisis or security event directly or indirectly involving the United States or any of its territories after the date of this Agreement, including without limitation, any acts of terrorism, domestic or foreign or responses of the United States or its allies, or a national or international economic or financial crisis, the result of which there has occurred any material disruption or material adverse change in the United State commercial credit, debt capital or commercial mortgage-backed securities markets for a period of three or more consecutive business days; or (iv) any limitation by any governmental, regulatory or administrative agency or authority which prohibits the extension of credit by banks or other lending institutions in the United States or New York in a manner that prevents Lender from providing the Debt Financing for a period of three or more consecutive business days, Parent shall deliver to the Company a certificate (the “Market MAC Notice”) to that effect signed by an officer of Parent, describing in reasonable detail the nature of the Market MAC (any of the events specified in clauses (i) through (iv) described in such Market MAC Notice being hereinafter referred to as a “Market MAC”); provided, however, that in no event shall Parent be entitled to deliver more than one Market MAC Notice. At any time following its receipt of the Market MAC Notice, the Company may request (by delivery of a written notice to Parent to such effect (a “Company Waiver Request”)) that Parent fully and irrevocably waive its right to invoke the condition set forth in Section 7.02(d) with respect to such Market MAC. In the event that Parent delivers to the Company a written notice that Parent waives its right to invoke the condition set forth in Section 7.02(d) with respect to such Market MAC (a “Parent Waiver Notice”), then such Market MAC shall cease to be a basis for Parent or Merger Sub not consummating the Merger, and the condition set forth in Section 7.02(d) shall no longer exist with respect to such or any other Market MAC. In the event that Parent fails to deliver a Parent Waiver Notice with respect to a Market MAC within the longer of (i) seven days after Parent’s receipt of the corresponding Company Waiver Request and (ii) the number of days between the date on which Parent delivered to the Company the corresponding Market MAC Notice and the date on which the Company delivered to Parent the Company Waiver Request (the longer of such periods being hereinafter referred to as the “Requisite Response Period”), then the Company shall be entitled to terminate the Agreement pursuant to Section 8.01(j). Notwithstanding anything to the contrary in this Section 6.07(d), nothing shall release Parent from continuing to be obligated to use its reasonable best efforts to obtain (i) the Debt Financing or (ii) an alternative financing in accordance with Section 6.07(a) in the event Parent declines to timely waive its right to invoke the condition set forth in Section 7.02(d) with respect to a Market MAC.

      SECTION 6.08     Further Action; Reasonable Best Efforts.

      (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, and (ii) obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement.

      (b) As soon as practicable after the date of this Agreement, each of the parties hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

      (c) Subject to appropriate confidentiality protections, each of Parent and the Company shall have the right to review and approve in advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (a) and (b) above, which approval shall not be unreasonably withheld or delayed, shall cooperate with each other in connection with the making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Authority, and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions.

      (d) Parent and Merger Sub agree to take whatever action as may be necessary or required by any Governmental Authority to resolve any objections asserted under the HSR Act or any other applicable federal or state antitrust, competition or fair trade Laws with respect to the Transactions (including, without limitation, agreeing to hold separate or to divest any of the businesses, products or assets of Parent, Merger Sub, the Company or any of their respective affiliates) or to avoid the entry of, or to effect the dissolution of, any non-appealable permanent injunction or other final judgment that has the effect of preventing the consummation of any of the Transactions. Notwithstanding anything in this Agreement to the contrary, no action taken by Parent or Merger Sub pursuant to this Section 6.08(d) shall entitle Parent to any diminution of the Merger Consideration, and the Company shall not be required to divest or hold separate any assets or businesses or otherwise take or commit to take any action that limits its freedom of action with respect to any of the Company’s direct or indirect assets or businesses.

      (e) Merger Sub, the Company, and Parent shall use their respective reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. In addition, at the request of Parent, the Company shall use its reasonable best efforts to assist Parent in obtaining (A) any estoppel certificates from any ground lessor under the ground leases underlying the Leased Properties, and (B) customary “comfort” letters from any franchisors or licensors under any franchise or license agreements to which the Company or any Subsidiary is a party.

      (f) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to the Merger or any other Transaction, (i) without the prior written consent of Parent which shall not be unreasonably withheld, none of the Company or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of Parent, Merger Sub or their respective affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

      SECTION 6.09     Obligations of Parent and Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

      SECTION 6.10     Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the requirements of the NYSE, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any press release or making any such public statements.

      SECTION 6.11     Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. Each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

      SECTION 6.12     Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least 20 calendar days prior to the Closing.

      SECTION 6.13     Termination of Management Agreement. The Company agrees that neither the Company nor any Subsidiary shall terminate, amend, modify or otherwise in any way alter that certain Termination Agreement, dated as of the date hereof (the “Termination Agreement”), by and between the Company and Huizenga Holdings, Inc., which provides for the termination as of the Effective Time, and without any further obligation on behalf of the Company or any Subsidiary, of that certain Management Agreement, effective as of the first day of June, 1996, as amended, by and between Florida Panthers Holdings, Inc. (predecessor to the Company) and Huizenga Holdings, Inc. In addition, prior to the Effective Time, the Company shall retrieve all books and records of the Company or of any Subsidiary that are held or otherwise maintained pursuant to such Management Agreement or otherwise held or maintained by any affiliate of the Company (other than any Subsidiary).

      SECTION 6.14     Matters Relating to New Boca and Cosmos Group.

      (a) Prior to Closing, the Company shall, unless otherwise directed in writing by Parent, use its commercially reasonable efforts to, or to cause its applicable Subsidiary to: (i) complete the transactions set forth on Section 6.14 of the Company Disclosure Schedule, and (ii) exercise the Company’s right pursuant to the Purchase and Sale Agreement for Rolling Hills Golf Course, dated September 4, 1997, by and among Florida Golf Management, Inc., Rolling Hills International Country Club, Ltd., Space Development, Ltd., Broward Anchor International, Ltd., Rolling Hills Hotel, Ltd., Cosmos Group, Inc., and International Dining, Ltd. to acquire, and acquire, the general partnership interest in Florida Golf Management, Inc. held by Cosmos Group, Inc.; provided, however, that Parent acknowledges that the actions contemplated by this Section 6.14(a) may not be completed prior to the Closing.

      (b) Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (which, for the sake of clarity, shall not include the purchase price payable in connection with the transactions described in Section 6.14(a)) incurred by the Company or any Subsidiary in connection with the matters set forth in this Section 6.14. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, each Subsidiary and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with such matters.

      SECTION 6.15     Real Estate Acquisition. The Company shall use its commercially reasonable efforts to complete, on terms acceptable to the Company, the acquisition of the real property described on Section 6.15 of the Company Disclosure Schedule; provided, however, that the Company shall keep Parent reasonably informed regarding the status of such proposed acquisition; and provided, further, that the Company shall not agree to a purchase price with respect to such proposed acquisition that is in excess of the price currently contemplated without the prior consent of Parent, which consent shall not be unreasonably withheld or delayed.

      SECTION 6.16     Soil Removal Approval Letter. Reference is hereby made to that certain letter dated July 13, 2004 (the “Soil Removal Approval Letter”) from the Broward County Department of Planning and Environmental Protection (“BCDPEP”) to FGM, the owner of the Grande Oaks Golf Course, with respect to a soil assessment report and soil removal strategy for a portion of the Grande Oaks Golf Course termed Parcel 5. The Company covenants and agrees that, unless revisions to the Residential Soil Cleanup Target Level for Arsenic to 2.1mg/kg (as recommended in the proposed legislative change to Chapter 62-777 of the Florida Administrative Code referred to in the Soil Removal Approval Letter) is denied beyond any rights of appeal, it shall either (a) cause FGM to complete the soil removal strategy referred to in the Soil Removal Approval Letter, and deliver a Soil Removal Report to BCDPEP with respect to the completion of such soil removal strategy, in each case no later than December 17, 2004, or (b) cause FGM to file for, and receive, a six-month extension with BCDPEP with respect to completion of such soil removal strategy.

ARTICLE VII

CONDITIONS TO THE MERGER

      SECTION 7.01     Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

      SECTION 7.02     Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein except for the limitation set forth in the first sentence of Section 3.09) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein except for the limitation set forth in the first sentence of Section 3.09) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. In addition, the representations and warranties set forth in Section 3.03 shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) No Market MAC. No Market MAC (other than any Market MAC in respect of which Parent has previously waived its right to invoke this Section 7.02(d)) shall have occurred after the date of this Agreement. If any of the events specified in clauses (i) through (iv) described in the first sentence of Section 6.07(d) has occurred for less than three consecutive business days (without giving effect to the three consecutive business day period already referenced with respect to the applicable event in Section 6.07(d)), then Parent and Merger Sub shall not be obligated to consummate the Merger for so long as such event is continuing, and thereafter Parent and Merger Sub shall not be obligated to consummate the Merger to the extent such event constitutes a Market MAC in accordance with Section 6.07(d).

(e) Credit Agreement. At or prior to the Effective Time, Deutsche Bank Trust Company Americas, as administrative agent under the Credit Agreement (“DBTCA”), shall have provided the Company with a “payoff” letter acknowledging that (i) the Credit Agreement shall be terminated,

(ii) any and all Liens held by DBTCA related thereto shall be released and (iii) the Company and the Subsidiaries shall be released from any and all liabilities under the Credit Agreement and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination), in each case subject to repayment of the aggregate principal amount outstanding under the Credit Agreement, together with all interest accrued thereon and any other fees or expenses payable thereunder in connection with such prepayment.

(f) Termination Agreement. The Termination Agreement shall be in full force and effect as of the Effective Time.

      SECTION 7.03     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.01     Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before April 20, 2005; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after notice to the Company;

(e) by the Company if the Company is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of Parent or Merger Sub of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after notice to Parent;

(f) by either Parent or the Company if this Agreement shall fail to receive the Stockholder Approval at the Company Stockholders’ Meeting;

(g) by Parent if the Company Board shall have (i) effected a Change of Board Recommendation or (ii) recommended or approved any Acquisition Proposal;

(h) by the Company at any time prior to the adoption of this Agreement by the Company’s stockholders at the Company Stockholders’ Meeting, if the Company Board has determined in good faith (after consultation with its advisors), in the exercise of its fiduciary duties, that an unsolicited bona fide Acquisition Proposal is a Superior Proposal, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (ii) if Parent does not, within three (3) business days of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment (after consultation with its advisors) to be at least as favorable to the Company’s stockholders as such Superior Proposal; provided that during such three business day period, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such an offer; provided, however, that any such purported termination pursuant to this Section 8.01(h) shall be void and of no force or effect unless the Company concurrently with such termination pays to Parent the Company Termination Fee in accordance with Section 8.03; and provided further that Parent and Merger Sub hereby acknowledge and agree that concurrently with such termination the Company may enter into a definitive agreement providing for implementation of such Superior Proposal;

(i) by the Company if, after the conditions set forth in Section 7.01 and Sections 7.02(a), 7.02(b) and, unless deemed no longer to exist in accordance with Section 6.07(d), 7.02(d) have been satisfied and within five business days after the Company has delivered written notice to Parent of the satisfaction of such conditions, the Merger shall not have been consummated; provided, however, that for purposes of this Section 8.01(i), neither the condition set forth in Section 7.01(b) (as such condition relates to any law, rule, regulation, judgment, decree, executive order or award relating to antitrust matters) nor the condition set forth in Section 7.01(c) need have been satisfied if Parent and Merger Sub have not complied in all material respects with their obligations under Section 6.08; or

(j) by the Company if Parent fails to deliver a Parent Waiver Notice prior to the expiration of the Requisite Response Period with respect to any Market MAC.

      SECTION 8.02     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (except that the indemnification and reimbursement obligations of Parent and Merger Sub contained in Sections 1.07, 5.01, 6.02(a), 6.07(b) and 6.14, the Guarantee referred to in Section 4.09, and the provisions of Sections 6.02(b) and 6.07(c), this Section 8.02, Section 8.03 and Article IX shall survive any such termination); provided, however, that nothing herein shall relieve the Company from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

      SECTION 8.03     Fees and Expenses.

      (a) Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the Merger and the other Transactions.

      (b) The Company agrees that if this Agreement shall be terminated:

(i) by Parent pursuant to Section 8.01(d), then the Company shall pay Parent the Termination Expenses and, further, if (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced and (B) if concurrently with such termination or within 12 months of the Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal (which need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date), or an Acquisition Proposal (which need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date) is consummated, then the Company shall pay Parent the Company Termination Fee;

(ii) by Parent or the Company pursuant to Section 8.01(f), and, at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced, then (A) the Company shall pay to Parent the Termination Expenses and (B) if, concurrently with such termination or within 12 months of the Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal (which need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date), or an Acquisition Proposal (which need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date) is consummated, then the Company shall pay Parent the Company Termination Fee;

(iii) by Parent pursuant to Section 8.01(g), then (so long as neither Parent nor Merger Sub was in material breach of any of its representations, warranties or covenants in this Agreement as of the Termination Date) the Company shall pay Parent the Company Termination Fee; or

(iv) by the Company pursuant to Section 8.01(h), then the Company shall pay to Parent the Company Termination Fee (which Company Termination Fee shall be paid concurrently with such termination).

      (c) The Company Termination Fee shall be paid to Parent or its designee by the Company in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 8.01(h) and (ii) within two business days after the date of the event giving rise to the obligation to make such payment in all other circumstances. The Termination Expenses shall be paid to Parent or its designee by the Company in immediately available funds within two business days after receipt by the Company of reasonable documentation with respect to such Expenses. In no event shall the Company be required to pay under Section 8.03(b) an amount in excess of $38,000,000.

      (d) (i) For purposes of this Section 8.03, Acquisition Proposal shall have the meaning assigned to such term in Section 6.03(e), except that references to 15% in clauses (1) and (2) of the definition thereof shall be deemed to be references to 50% and clause (3) of the definition thereof shall be deemed amended and replaced in its entirety by the following language “(3) any merger, consolidation, business combination, recapitalization or other similar transaction involving the Company pursuant to which stockholders of the Company immediately prior to the consummation of such transaction would cease to own directly or indirectly at least 50% of the voting power of the outstanding securities of the Company (or of another person that directly or indirectly would own all or substantially all the assets of the Company) immediately following such transaction in the same proportion as they owned prior to the consummation of such transaction”.

(ii) For purposes of this Agreement, “Company Termination Fee” means an amount equal to $38,000,000, less the Termination Expenses, if any, previously paid or payable to Parent pursuant to Section 8.03(b).

(iii) For purposes of this Agreement, “Termination Expenses” means an amount, not to exceed $5,000,000, equal to the reasonably documented Expenses of Parent and Merger Sub.

      (e) Parent agrees that, if the Company shall terminate this Agreement (i) pursuant to Section 8.01(e), (ii) pursuant to Section 8.01(b) and, at the time of such termination, the conditions set forth in Section 7.01 and Sections 7.02(a), 7.02(b) and, unless deemed no longer to exist in accordance with Section 6.07(d), 7.02(d) have been satisfied; provided, however, that for purposes of this Section 8.03(e)(ii), neither the condition set forth in Section 7.01(b) (as such condition relates to any law, rule, regulation, judgment, decree, executive order or award relating to antitrust matters) nor the condition set forth in Section 7.01(c) need have been satisfied if Parent and Merger Sub have not complied in all material respects with their obligations under Section 6.08, or (iii) pursuant to Section 8.01(i), then Parent shall pay to the Company a fee of $38,000,000 (the “Parent Termination Fee”) in immediately available funds no later than two business days after such termination by the Company.

      (f) Each of the Company and Parent acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or any Termination Expenses when due or Parent shall fail to pay the Parent Termination Fee when due, the Company or the Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 8.03 shall be the exclusive remedy of the Company and the Subsidiaries for the loss suffered as a result of the failure of the Merger and the other Transactions to be consummated, and upon payment of the Parent Termination Fee in accordance with this Section 8.03, none of Parent, Merger Sub or Guarantor shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except with respect to the second sentence of this Section 8.03(f), indemnification and reimbursement obligations of Parent and Merger Sub contained in Sections 1.07, 5.01, 6.02(a), 6.07(b) and 6.14 and the provisions of Section 6.02(b) and 6.07(c)).

      SECTION 8.04     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

      SECTION 8.05     Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

      SECTION 9.01     Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 9.02     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

      if to Parent or Merger Sub:

Baton Holdings Inc.
c/o Blackstone Real Estate Partners IV L.P.
345 Park Avenue
New York, New York 10154
Facsimile No: (212) 583-5573
Attention: Jonathan D. Gray

      with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile No: (212) 455-2502
Attention: Wilson Neely
Gregory Ressa

      if to the Company:

Boca Resorts, Inc.
450 E. Las Olas Blvd., Suite 1500
Fort Lauderdale, FL 33301
Facsimile No: (954) 627-5076
Attention: Richard L. Handley

      with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile No: (212) 848-7179
Attention: John J. Madden
Christa A. D’Alimonte

      SECTION 9.03     Certain Definitions.

      (a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge (after reasonable inquiry) of David S. Feder, Wayne Moor, Richard L. Handley and MaryJo Finocchiaro.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an entity controlled by such person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

      (b) The following terms have the meaning set forth in the Sections set forth below:

Location
Defined Term	of Definition

Acquisition Proposal	Section 6.03(e)
Action	Section 3.10
Agreement	Preamble
BRMC LP	Section 3.01(d)
Certificate of Merger	Section 1.03
Certificates	Section 2.02(b)
Change in Board Recommendation	Section 6.03(c)
Closing	Section 1.02
Code	Section 3.11(b)
Commitment Letter	Section 4.08
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.19(a)
Company Capex and Development Budget	Section 5.01(e)
Company Class A Common Stock	Recitals
Company Class B Common Stock	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Material Adverse Effect	Section 3.01(a)
Company Permits	Section 3.06
Company Preferred Stock	Section 3.03(a)
Company Stock Option	Section 2.04(a)
Company Stock Option Plan	Section 2.04(a)

Location
Defined Term	of Definition

Company Stockholders’ Meeting	Section 6.01(b)
Company Termination Fee	Section 8.03(d)
Company Waiver Request	Section 6.07(d)
Confidentiality Agreement	Section 6.02(b)
Contract	Section 3.05(a)
Contribution and Exchange Agreement	Section 3.01(d)
Credit Agreement	Section 3.03(d)
Debt Financing	Section 4.08
DGCL	Section 1.01
DBTCA	Section 7.02(e)
Dissenting Shares	Section 2.05(a)
Effective Time	Section 1.03
Employee	Section 6.05(a)
Environmental Laws	Section 3.16(b)
Environmental Permits	Section 3.16(b)
Equity Funding Letter	Section 4.08
ERISA	Section 3.11(a)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.02(a)
Expenses	Section 8.03(a)
Financing	Section 4.08
Franchise Agreement	Section 3.13(f)
GAAP	Section 3.07(b)
Governmental Authority	Section 3.05(b)
Guarantee	Section 4.09
Guarantor	Section 4.09
Hazardous Substances	Section 3.16(b)
HSR Act	Section 3.05(b)
Indebtedness	Section 3.17(a)
Indemnified Parties	Section 6.04(b)
Intellectual Property	Section 3.14(b)
Investments	Section 3.01(c)
IRS	Section 3.11(a)
Law	Section 3.05(a)
Lease Documents	Section 3.13(b)
Leased Properties	Section 3.13(b)
License Agreement	Section 3.13(f)
Licensed Intellectual Property	Section 3.14(a)
Liens	Section 3.13(a)
Market MAC	Section 6.07(d)
Market MAC Notice	Section 6.07(d)
Material Contracts	Section 3.17(a)
Merger	Recitals
Merger Consideration	Section 2.01(a)

Location
Defined Term	of Definition

Merger Sub	Preamble
Multiemployer Plan	Section 3.11(b)
Multiple Employer Plan	Section 3.11(b)
New Boca	Section 3.01(d)
Notice of Superior Proposal	Section 8.01(h)
NYSE	Section 3.05(b)
Old Boca	Section 3.01(d)
Option Payment	Section 2.04(b)
Owned Intellectual Property	Section 3.14(a)
Owned Real Estate Subsidiaries	Section 3.13(i)
Owned Real Properties	Section 3.13(a)
Parent	Preamble
Parent Termination Fee	Section 8.03(e)
Parent Waiver Notice	Section 6.07(d)
Paying Agent	Section 2.02(a)
Permitted Liens	Section 3.13(a)
Personal Property	Section 3.13(h)
Plans	Section 3.11(a)
Premier Club Documents	Section 3.13(g)
Properties	Section 3.13(b)
Proxy Statement	Section 3.05(b)
Purchaser Welfare Benefit Plans	Section 6.05(d)
Representatives	Section 6.02(a)
Requisite Response Period	Section 6.07(d)
SEC	Section 3.05(b)
SEC Reports	Section 3.07(a)
Section 262	Section 2.05(a)
Securities Act	Section 3.07(a)
Shares	Section 2.01(a)
Stockholder Approval	Section 3.19(b)
Subsidiary	Section 3.01(a)
Superior Proposal	Section 6.03(e)
Surviving Corporation	Section 1.01
Tax or Taxes	Section 3.15(k)
Tax Returns	Section 3.15(k)
Termination Agreement	Section 6.13
Termination Date	Section 8.01
Termination Expenses	Section 8.03(d)
Title Policies	Section 3.13(d)
Transactions	Section 3.01(a)

      (c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

      SECTION 9.04     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

      SECTION 9.05     Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating itself or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

      SECTION 9.06     Entire Agreement; Assignment. This Agreement, the Confidentiality Agreement and the Guarantee constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

      SECTION 9.07     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.04 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

      SECTION 9.08     Remedies; Specific Performance.

      (a) Without limiting the right to receive any payment it may be entitled to receive under Section 8.03(f) (including under Sections 1.07, 5.01, 6.02(a), 6.07(b) and 6.14), the Company agrees that to the extent it has incurred losses or damages in connection with this Agreement the maximum aggregate liability of Parent, Merger Sub and Guarantor for such losses or damages shall be limited to the Parent Termination Fee, and in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Sub or Guarantor or their respective Representatives and affiliates in connection therewith.

      (b) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 8.01, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 9.08(a) and 8.03(f); provided, however, the Company shall be entitled to seek specific performance to prevent any breach by Parent or Merger Sub of Sections 6.02(b) and 6.07(c).

      SECTION 9.09     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.

      SECTION 9.10     Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

      SECTION 9.11     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.12     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOCA RESORTS, INC.

By	/s/ RICHARD L. HANDLEY

Name: Richard L. Handley

Title:	Senior Vice President, Secretary and General Counsel

BATON HOLDINGS INC.

By	/s/ JONATHAN D. GRAY

Name: Jonathan D. Gray

Title:	President

BATON ACQUISITION INC.

By	/s/ JONATHAN D. GRAY

Name: Jonathan D. Gray

Title:	President

ANNEX B

VOTING AGREEMENT

      VOTING AGREEMENT, dated as of October 20, 2004 (this “Agreement”), among Baton Holdings Inc., a Delaware corporation (“Parent”), H. Wayne Huizenga (“Stockholder”) and Huizenga Investments Limited Partnership, a Nevada limited partnership (“HILP”).

      WHEREAS, concurrently herewith, Parent, Baton Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Boca Resorts, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “Merger”), and each issued and outstanding share of Class A common stock, par value $0.01 per share, of the Company (the “Company Class A Common Stock”), and each issued and outstanding share of Class B common stock, par value $0.01 per share, of the Company (the “Company Class B Common Stock” and, together with the Company Class A Common Stock, the “Company Common Stock”), will be converted into the right to receive the Merger Consideration;

      WHEREAS, Stockholder beneficially owns 255,000 Shares of Company Class B Common Stock (the “Class B Owned Shares” and, together with any Shares of Company Class B Common Stock of which Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants, conversion of other convertible securities or otherwise, are collectively referred to herein as the “Covered Shares”);

      WHEREAS, Stockholder beneficially owns 6,430,696 Shares of Company Class A Common Stock (such shares, together with the Class B Owned Shares, the “Owned Shares”);

      WHEREAS, in order to induce Parent to enter into the Merger Agreement and proceed with the Merger, Parent, Stockholder and HILP are entering into this Agreement; and

      WHEREAS, Stockholder and HILP acknowledge that Parent is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Stockholder and HILP set forth in this Agreement and would not enter into the Merger Agreement if Stockholder and HILP did not enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Stockholder and HILP hereby agree as follows:

      1.     Agreement to Vote.

      (a) Prior to any termination of this Agreement, Stockholder hereby agrees that it shall, and shall cause HILP and any other holder of record of any Covered Shares to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or caused to be voted) in person or by proxy all Covered Shares in favor of the Merger and any other matters necessary for consummation of the Transactions and (iii) vote (or cause to be voted) all Covered Shares against (A) any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combination between the Company and any other person (other than the Merger) and (B) any other action that could reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, any transactions contemplated by this Agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement.

      (b) EACH OF STOCKHOLDER AND HILP HEREBY GRANTS TO, AND APPOINTS, PARENT, THE PRESIDENT OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S AND HILP’S RESPECTIVE IRREVOCABLE (UNTIL THE TERMINATION DATE, AS DEFINED BELOW) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN CLAUSE (a) OF THIS SECTION 1. EACH OF STOCKHOLDER AND HILP INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE, AS DEFINED BELOW) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY EACH OF STOCKHOLDER OR HILP WITH RESPECT TO THE COVERED SHARES.

      (c) Except as set forth in clause (a) of this Section 1, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent or any of its officers or designees the right to vote any Covered Shares in connection with the election of directors.

      2.     No Inconsistent Agreements. Each of Stockholder and HILP hereby covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Covered Shares, in either case, which is inconsistent with its obligations pursuant to this Agreement.

      3.     Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of this Agreement by Parent to Stockholder and HILP, such earliest date being referred to herein as the “Termination Date”.

      4.     Representations and Warranties.

      (a) Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder and HILP as follows:

(i) Valid Existence. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(ii) Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming due authorization, execution and delivery by Stockholder and HILP, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

(iii) No Conflicts. Except for the applicable requirements of the Exchange Act (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (1) conflict with or violate the Certificate of Incorporation or Bylaws of Parent, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Parent to perform its obligations hereunder.

      (b) Representations and Warranties of Stockholder and HILP. Stockholder and HILP hereby, jointly and severally, represent and warrant to Parent as follows:

(i) Ownership of Securities. As of the date of this Agreement, (A) Stockholder beneficially owns the Owned Shares, (B) Stockholder is the sole record holder of 397,202 Shares of Company Class A Common Stock and 255,000 Shares of Company Class B Common Stock (all of which Shares are included in the Owned Shares), free and clear of Liens (other than Liens created by this Agreement or in connection with the arrangements set forth on Schedule I attached to this Agreement), (C) HILP is the sole record holder of 6,033,494 Shares of Company Class A Common Stock (which Shares are included in the Owned Shares), free and clear of Liens (other than Liens created by this Agreement or in connection with the arrangements set forth on Schedule I attached to this Agreement), (D) Stockholder has sole voting power and sole power of disposition with respect to all Owned Shares, with no restrictions (other than those created by this Agreement or in connection with the arrangements set forth on Schedule I attached to this Agreement), subject to applicable federal securities laws on their rights of disposition pertaining thereto, (E) Stockholder beneficially owns 1,500,000 Shares issuable upon the exercise of currently exercisable stock options (collectively, the “Options”), and (F) HILP does not own beneficially or of record any equity securities of the Company other than 6,033,494 Shares of Company Class A Common Stock. Stockholder is the sole record holder of, and has sole voting power and sole power of disposition with respect to, all Class B Owned Shares. Huizenga Investments, Inc. is the general partner of HILP. Stockholder is the sole record and beneficial owner of all capital stock of Huizenga Investments, Inc. and all limited partnership interests of HILP, in each case free and clear of all Liens. Neither Stockholder nor HILP has appointed or granted any proxy which is still in effect with respect to the Owned Shares. As used in this Agreement, the terms “beneficial owner”, “beneficial ownership”, “beneficially owns” or “owns beneficially”, with respect to any securities, refer to the beneficial ownership of such securities as determined under Rule 13d-3(a) of the Exchange Act.

(ii) Existence, Power; Binding Agreement. HILP is a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Stockholder and HILP and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder and HILP, enforceable against each of Stockholder and HILP in accordance with its terms. If Stockholder is married, and any of the Covered Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable in accordance with its terms.

(iii) No Conflicts. Except for the applicable requirements of the Exchange Act (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of either Stockholder or HILP for the execution and delivery of this

Agreement by either Stockholder or HILP and the consummation by either Stockholder or HILP of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by Stockholder and HILP, the consummation by Stockholder or HILP of the transactions contemplated hereby or compliance by Stockholder or HILP with any of the provisions hereof will (1) in the case of HILP violate, any provision of its limited partnership agreement or similar organizational documents, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Stockholder or HILP pursuant to, any Contract to which Stockholder or HILP is a party or by which Stockholder or HILP or any property or asset of Stockholder or HILP is bound or affected or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to each of Stockholder and HILP or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder or HILP to perform its obligations hereunder.

(iv) Accredited Investor. Each of Stockholder and HILP is an “accredited investor” (as defined under the Securities Act) and a sophisticated investor, is capable of evaluating the merits and risks of its investments and has the capacity to protect its own interests.

      5.     Certain Covenants. Each of Stockholder and HILP hereby covenants and agrees as follows:

(a) No Solicitation. Prior to any termination of this Agreement, subject to Section 7 hereof (with respect to Stockholder), each of Stockholder and HILP agrees that neither it nor any of its Representatives shall, directly or indirectly, solicit (including by way of furnishing information) any inquiries or the making of any proposal by any Person or entity (other than Parent or any affiliate of Parent) which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. In addition, none of the Stockholder, HILP or any of their respective affiliates shall, directly or indirectly, make any proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. If Stockholder or HILP receives a bona fide inquiry or proposal with respect to the sale of Shares, then Stockholder or HILP, as the case may be, shall promptly inform the Company and Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the Person making it. Stockholder and HILP will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

(b) Restriction on Transfer, Proxies and Non-Interference. Except as set forth in Section 8 hereof or in connection with the arrangements set forth on Schedule I attached to this Agreement, each of Stockholder and HILP hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Owned Shares or Options, (ii) convert any Covered Shares into Shares of Company Class A Common Stock, (iii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares or (iv) knowingly take any action that would make any representation or warranty of Stockholder or HILP contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder or HILP from performing its obligations under this Agreement.

(c) Additional Shares. Each of Stockholder and HILP agrees, while this Agreement is in effect, that at the request of Parent, Stockholder and HILP shall execute an amendment to this Agreement to subject the Shares of Company Class A Common Stock beneficially owned by Stockholder to Section 1 of this Agreement; provided, however, that in no event shall either Stockholder or HILP be required to subject to Section 1 any Shares of Company Class A Common Stock that are subject to arrangements (described on Schedule I attached to this Agreement) that would have the effect of restricting such Shares of Company Class A Common Stock from being so subjected to Section 1 of this Agreement. Each of Stockholder and HILP agrees, while this Agreement is in effect, to promptly notify Parent in the event that such restrictions are no longer applicable. Each of Stockholder and HILP agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Shares of which Stockholder or HILP acquires beneficial ownership after the date hereof (including upon the exercise of Options).

      6.     Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

      7.     Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of Covered Shares, (b) nothing herein shall be construed to limit or affect any action or inaction by Stockholder acting in such person’s capacity as a director or officer of the Company and in compliance with Section 6.03 of the Merger Agreement, (c) Stockholder may provide information and engage in discussions with a third party, as and to the extent that the Company is permitted to do so, if, after the Company shall have received an unsolicited bona fide written Acquisition Proposal from such third party, the Company Board has complied with the provisions of Section 6.03(a) of the Merger Agreement, and (d) Stockholder shall have no liability to Parent or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by Stockholder in such person’s capacity as a director or officer of the Company and in compliance with Section 6.03 of the Merger Agreement.

      8.     Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, Stockholder may transfer any or all of the Owned Shares which are Company Class A Common Stock, in accordance with provisions of applicable Law, to Stockholder’s spouse, ancestors, descendants or any trust (controlled by Stockholder) for any of their benefit or to a charitable trust (controlled by Stockholder), or up to 500,000 Shares of Class A Common Stock to a charitable foundation (which transfer shall not be subject to the following proviso); provided, however, that, prior to and as a condition to the effectiveness of such transfer, each Person to which any of such Owned Shares or any interest in any of such Owned Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement, and shall have agreed in writing with Parent to hold such Owned Shares or interest in such Owned Shares subject to all of the terms and provisions of this Agreement. For the sake of clarity, this Section 8 shall not apply in respect of any of the Covered Shares.

      9.     No Control. Nothing contained in this Agreement shall give Parent the right to control or direct the Company or the Company’s operations.

      10.     Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

      11.     Non-survival of Representations and Warranties. The respective representations and warranties of Stockholder, HILP and Parent contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

      12.     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

if to Parent:

Baton Holdings Inc. c/o Blackstone Real Estate Partners IV L.P. 345 Park Avenue New York, New York 10154 Facsimile No: (212) 583-5573 Attention: Jonathan D. Gray

with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Facsimile No: (212) 455-2502 Attention: Wilson Neely Gregory Ressa

if to Stockholder or HILP:

H. Wayne Huizenga Huizenga Holdings Inc. 450 E. Las Olas Blvd., Suite 1500 Fort Lauderdale, FL 33301 Facsimile: (954) 627-5076

with a copy to:

Cris Branden Huizenga Holdings Inc. 450 E. Las Olas Blvd., Suite 1500 Fort Lauderdale, FL 33301 Facsimile: (954) 627-5076

13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      14.     Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

      15.     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      16.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named court. This Agreement does not involve less than $100,000, and the parties intend that 6 Del.C. §2708 shall apply to this Agreement.

      17.     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      18.     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, Parent, Stockholder and HILP have caused to be executed or executed this Agreement as of the date first written above.

BATON HOLDINGS INC.

By:	/s/ JONATHAN D. GRAY

Name: Jonathan D. Gray
Title: President

/s/ H. WAYNE HUIZENGA

H. Wayne Huizenga

HUIZENGA INVESTMENTS LIMITED PARTNERSHIP

By:	Huizenga Investments, Inc. its general partner

By:	/s/ CRIS BRANDEN

Name: Cris Branden
Title: President

ANNEX C

Deutsche Bank

Deutsche Bank Securities Inc.
Global Corporate Finance
60 Wall Street
New York, NY 10005-2858

October 20, 2004

Board of Directors

Boca Resorts, Inc.
501 East Camino Real
Boca Raton, Florida 33432

Members of the Board:

      Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Boca Resorts, Inc. (“Boca”) in connection with the proposed merger, pursuant to the Agreement and Plan of Merger, dated as of October 20, 2004 (the “Merger Agreement”), by and among Baton Holdings Inc. (“Parent”), Baton Acquisition Inc. (“Merger Sub”), and Boca, of Merger Sub with and into Boca (the “Merger”), as a result of which Boca will become a wholly owned subsidiary of Parent. As set forth more fully in the Merger Agreement, as a result of the Merger, each outstanding share of Class A Common Stock, par value $.01 per share, of Boca (the “Boca Class A Common Stock”) and each outstanding share of Class B Common Stock, par value $.01 per share, of Boca (the “Boca Class B Common Stock,” and together with the Boca Class A Common Stock, the “Boca Common Stock”) will be converted into the right to receive $24.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

      You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Boca Common Stock.

      In connection with Deutsche Bank’s role as financial advisor to Boca, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Boca and certain internal analyses and other information furnished to it by Boca. Deutsche Bank has also held discussions with members of the senior management of Boca regarding the businesses and prospects of Boca. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Boca Common Stock, (ii) compared certain financial and stock market information for Boca with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations, which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

      Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Boca, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Boca. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Boca as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information

C-1

made available to it as of, the date hereof. In rendering its opinion, Deutsche Bank has not been asked or authorized by Boca or Boca’s Board of Directors to solicit, and Deutsche Bank has not solicited, interests from any party with respect to the acquisition of all or any portion of Boca.

      For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Parent, Merger Sub and Boca contained in the Merger Agreement are true and correct, Parent, Merger Sub and Boca will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of Parent, Merger Sub and Boca to consummate the Merger will be satisfied without any waiver or modification thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which Parent, Merger Sub or Boca is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on Parent, Merger Sub or Boca.

      This opinion is addressed to, and for the use and benefit of, the Board of Directors of Boca and is not a recommendation to the shareholders of Boca to approve the Merger. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Boca Common Stock, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Boca to engage in the Merger. This opinion does not in any manner address the prices at which Boca Common Stock may trade after the announcement of the Merger.

      Deutsche Bank will be paid a fee for its services as financial advisor to Boca in connection with the Merger, a substantial portion of which is contingent upon consummation of the Merger. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Boca and Blackstone Group LP or their affiliates for which it has received compensation, including (i) Boca’s July 2004 $325 million senior secured credit facility, for which a member of the DB Group acted as sole arranger, (ii) Boca’s November 2001 $146 million senior secured credit facility, for which a member of the DB Group acted as administrative agent and (iii) various financings and advisory assignments for Blackstone Group LP and its affiliates. In addition, in November 2003, the DB Group sold a real estate portfolio to affiliates of Blackstone Group LP. In connection with the Merger, Boca is expected to pay off existing loans made by members of the DB Group to Boca. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Boca and affiliates of Parent and Boca for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

      Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Boca Common Stock.

Very truly yours,

/s/ DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.

C-2

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

      §262. Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

BOCA RESORTS, INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

If you vote over the Internet or by telephone, please do not mail your card.

[BCRCM - BOCA RESORTS, INC.] [FILE NAME: ZBCR51.ELX] [VERSION - (5)] [11/12/04] [orig. 10/28/04]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZBCR51

☒	Please mark votes as in this example.	#BCR

The Board of Directors recommends a vote FOR the proposal to adopt the Agreement and Plan of Merger, dated as of October 20, 2004, among the Company, Baton Holdings Inc. and Baton Acquisition Inc. Where no voting instructions are given, the shares represented by this proxy will be VOTED FOR Item 1.

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger, dated as of October 20, 2004, among the Company, Baton Holdings Inc. and Baton Acquisition Inc.	☐	☐	☐

2.	If any other matter is properly presented at the Special Meeting, this proxy when properly executed will be voted by those named in this proxy in their discretion.

Each signatory to this proxy acknowledges receipt from the Company prior to execution of this proxy of a Notice of Special Meeting of Stockholders and a proxy statement dated November 15, 2004.

I PLAN TO ATTEND THE SPECIAL MEETING	☐

TO CHANGE YOUR ADDRESS, PLEASE MARK THIS BOX	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IMPORTANT: Please sign exactly as your name or names appear on this proxy. Where shares are held jointly, both holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If holder is a corporation, execute in full corporate name by authorized officer.

Signature:______________________   Date: ______________     Signature:______________________   Date: ______________

[BCRCM - BOCA RESORTS, INC.] [FILE NAME: ZBCR52.ELX] [VERSION-(3)] [11/12/04] [orig. 10/28/04]

DETACH HERE	ZBCR52

PROXY

BOCA RESORTS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

for the Special Meeting of Stockholders on December 8, 2004 at 10:00 a.m.

The undersigned hereby appoints Wayne Moor or Richard L. Handley, or either of them, with full power of substitution, to act as proxies for the undersigned, and to vote all shares of Class A common stock and Class B common stock of Boca Resorts, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held on December 8, 2004, at 10:00 a.m., Eastern Standard Time, in the Community Room located at 450 East Las Olas Blvd., Fort Lauderdale, Florida 33301, and at any and all postponements or adjournments thereof as follows:

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the proposal to adopt the Agreement and Plan of Merger, dated as of October 20, 2004, among the Company, Baton Holdings Inc. and Baton Acquisition Inc. If any other business is presented at the Special Meeting, including a motion to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies, this proxy will be voted by those named in this proxy at their discretion. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting.

PLEASE MARK, SIGN, DATE, AND MAIL THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE